Exhibit 10.6

EXECUTION COPY

FINANCING AGREEMENT

The CIT Group/Business Credit, Inc.

(as Agent and Lender)

And

Viewsonic Corporation

(as Company)

Dated:  December 18, 2001

THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, with offices located at 300 South Grand Avenue, Third Floor, Los Angeles, California 90071 (hereinafter “CIT”), and CIT as agent for the lenders (the “Agent”), and any other party which now or hereafter becomes a lender hereunder pursuant to Section 13 hereof (individually a “Lender” and collectively the “Lenders”) are pleased to confirm the terms and conditions under which the Agent shall make revolving loans and other financial accommodations to Viewsonic Corporation, a Delaware corporation with a principal place of business at 381 Brea Canyon Road, Walnut, California 91789 (herein the “Company”).

SECTION 1.                            Definitions

Accounts shall mean all of the Company’s now existing and future: (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to the Agent), including, without limitation, all accounts created by, or arising from, all of the Company’s sales, leases, rentals of goods or renditions of services to its customers, including but not limited to, those accounts arising under any of the Company’s trade names or styles, or through any of the Company’s divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Company; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

Affiliate shall mean, with respect to any person or entity, any other person or entity which directly or indirectly, is in control of, is controlled by, or is under common control with such person or entity, or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interest of such entity. A person or entity shall be deemed to control another entity if the controlling person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other entity, whether through ownership of voting securities, by contract or otherwise.

Anniversary Date shall mean the date occurring three (3) years from the Closing Date and the same date in every year thereafter.

Approved Foreign Accounts shall mean Trade Accounts Receivable which are otherwise Eligible Accounts Receivable at any one time and which are otherwise subject to review by, approval of and assignment to Agent of Company’s foreign credit insurance. Trade Accounts Receivable owed by foreign subsidiaries of Ingram Micro, Inc. and Tech Data Corporation shall be Approved Foreign Accounts only to the extent these accounts are guaranteed by their respective U.S. parent corporation in form satisfactory to Agent.

Availability shall mean at any time the amount by which:  (a) the Borrowing Base exceeds (b) the outstanding aggregate amount of all Obligations, including without limitation, all Obligations with respect to Revolving Loans, but excluding the Letters of Credit.

Availability Reserve shall mean the sum of:  (a) (i) three months rental payments or similar charges for any of the Company’s leased premises or other Collateral locations for which the Company has not delivered to the Agent a landlord’s waiver in form and substance reasonably satisfactory to the Agent, plus (ii) three (3) months estimated payments plus any other fees or charges owing by the Company to any applicable warehousemen or third party processor (as determined by the Agent in its reasonable business judgment), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to the Agent of any such acceptable waiver, (y) the opening or closing of a Collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges; and (b) any reserve which the Agent may reasonably require from time to time pursuant to this Financing Agreement, including without limitation, for Letters of Credit pursuant to Paragraph 5.1 of Section 5 hereof, or as a result of (x) negative forecasts and/or trends in the Company’s business, industry, prospects, profits, operations or financial condition or (y) other issues, circumstances or facts that could otherwise negatively impact the Company, its business, prospects, operations, industry, financial condition or assets. Without limiting the foregoing, Agent may in its sole discretion establish a reserve for Company’s accrued warranty liability to be calculated in the following manner, subject however to Agent’s right to change such calculation in accordance with Section 7.14 or in its discretion, reasonably exercised:

Book warranty liability times 65% less 85% of the orderly liquidation value of the In Transit Inventory.

Borrowing Base shall mean the sum of (a) eighty five percent (85%) of the Company’s aggregate outstanding Eligible Accounts Receivable less the greater of (i) that portion of dilution (excluding inter-company accounts) exceeding 5% calculated on a rolling three month average (if dilution does exceed 5% as determined by Agent, the advance rate shall be reduced by 1% for each percentage of dilution in excess of 5%) or (ii) Company’s accrued promotional expense liability balance, plus (b) the least of (i) sixty five percent (65%) of the aggregate value of the Company’s Eligible Inventory, valued at the lower of cost or market, on a first in, first out basis, (ii) eighty five percent (85%) of the net orderly liquidation value of the Company’s Eligible Inventory (as determined by appraisal pursuant to Section 6.3), or (iii) the Inventory Loan Cap, less (c) any applicable Availability Reserves. In no event shall the Borrowing Base exceed at any time one hundred percent (100%) of the Company’s cash collections for the prior forty day period.

Borrowing Base Certificate shall have the meaning specified in Paragraph 2.1(p) of Section 2 of this Financing Agreement.

Business Day shall mean any day on which the Agent and The Chase Bank are open for business.

Capital Expenditures shall mean, for any period, the aggregate expenditures of the Company during such period on account of, property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected in the balance sheet of the Company.

Capital Improvements shall mean operating Equipment and facilities (other than land) acquired or installed for use in the Company’s business operations.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure in the balance sheet of the Company.

Chase Bank Rate shall mean the rate of interest per annum announced by The Chase Bank from time to time as its prime rate in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by The Chase Bank to its borrowers).

Chase Bank Rate Loans shall mean any loans or advances pursuant to this Financing Agreement made or maintained at a rate of interest based upon the Chase Bank Rate.

Closing Date shall mean December 18, 2001.

Collateral shall mean all present and future Accounts, Equipment, Inventory, Documents of Title, General Intangibles, Real Estate, investment property (including stock of the Company’s Subsidiaries and venture capital investments which are subject to a pledge agreement in favor of Agent) and Other Collateral.

Collection Day shall have the meaning provided for in Section 3.4 of this Financing Agreement.

Commitment shall mean each Lender’s commitment in accordance with this Financing Agreement to make Revolving Loans (the “Revolving Credit Commitment”), in the amount of their respective pro rata share set forth in schedules prepared by the Agent or the Assignment and Transfer Agreement executed by each such Lender.

Commitment Letter shall mean the Commitment Letter, dated November 26, 2001, issued by the Agent to, and accepted by, the Company.

Company shall mean Viewsonic Corporation, a Delaware corporation. In all cases hereunder, the term “Company” shall not be deemed to include any of the Company’s Subsidiaries.

Consolidated Balance Sheet shall mean a consolidated or compiled, as applicable, balance sheet for the Company and its consolidated Subsidiaries, eliminating all inter-company transactions and prepared in accordance with GAAP.

Consolidating Balance Sheet shall mean a Consolidated Balance Sheet plus individual balance sheets for the Company and its consolidated Subsidiaries, showing all eliminations of intercompany transactions, including a balance sheet for the Company exclusively, all prepared in accordance with GAAP.

Copyrights shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof.

Default shall mean any event specified in Section 10 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

Default Rate of Interest shall mean a rate of interest per annum on any Obligations hereunder, equal to the sum of:  (a) two percent (2%) and (b) the applicable increment over the Chase Bank Rate (as set forth in paragraph 8.1 hereof) plus the Chase Bank Rate, or the applicable increment over the LIBOR (as set forth in paragraph 8.13 hereof) plus the LIBOR, which the Agent shall be entitled to charge the Company on all Obligations due the Agent on behalf of the Lenders by the Company, as further set forth in Paragraph 10.2 of Section 10 of this Financing Agreement.

Depository Accounts shall mean the collection accounts, which are subject to the Agent’s instructions, as specified in Paragraph 3.4 of Section 3 of this Financing Agreement.

Documentation Fee shall mean the Agent’s reasonable fees relating to any and all modifications, waivers, releases, amendments or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

Documents of Title shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

Early Termination Date shall mean the date on which the Company or the Agent terminates this Financing Agreement or the Revolving Line of Credit which date is prior to an Anniversary Date.

Early Termination Fee shall:  (a) mean the fee the Agent on behalf of the Lenders is entitled to charge the Company in the event the Revolving Line of Credit or this Financing Agreement is terminated on any Early Termination Date; and (b) be determined by multiplying the average outstanding Revolving Loans and Letters of Credit for the 180 day period preceding the Early Termination Date by (x) two percent (2%) if the Early Termination Date occurs on or before one (1) year from the Closing Date, and (y) one half of one percent (0.5%) if the Early Termination Date occurs after one (1) year from the Closing Date but on or before two (2) years from the Closing Date.

EBITDA shall mean, in any period, all earnings of the Company before all (i) interest and tax obligations, (ii) depreciation, (iii) amortization for said period, (iv) reserves for doubtful accounts and (v) loss on investments, all determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Company, but excluding the effect of extraordinary and/or non-reoccurring gains or losses for such period.

Eligible Accounts Receivable shall mean the gross amount of the Company’s Trade Accounts Receivable that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of the Agent, on behalf of the Lenders, which conform to the warranties contained herein and which, at all times, continue to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of: (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), and (b) reserves for any such Trade Accounts Receivable that arise from or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation, to the Agent’s satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and (x) are secured by letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks having a place of business in the United States of America, (y) to customers residing in Canada provided such Accounts do not exceed $4,000,000 in the aggregate at any time or (z) Approved Foreign Accounts; provided, that loans made against Approved Foreign Accounts shall not exceed a maximum aggregate amount of $5,000,000; (iii) Accounts that remain unpaid more than ninety (90) days from invoice date or sixty (60) days from the due date; (iv) contra accounts; (v) sales to any Subsidiary, or to any Affiliate of the Company in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is: (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (D) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than ninety (90) days from invoice date; (ix) pre-billed receivables and receivables arising from progress billing; (x) an amount representing the Company’s accruals for returns, discounts, claims, credits, allowances and applicable terms; (xi) sales not payable in United States currency; (xii) the total obligations of any customer to the extent such obligations exceed thirty five percent (35%) of all Accounts and (xiii) any other reasons deemed necessary by the Agent in its reasonable judgment, and which are customary either in the commercial finance industry or in the lending practices of the Agent and/or the Lenders.

Eligible Inventory shall mean the gross amount of the Company’s Inventory that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of the Agent, on behalf of the Lenders, and which conforms to the warranties contained herein and which, at all times, continues to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, any (a) work-in-process, (b) supplies (other than raw materials), (c) Inventory not present in the United States of America, (d) Inventory returned or rejected by the Company’s customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to the Company’s suppliers, (e) Inventory in transit, and (f) less any reserves required by the Agent in its reasonable discretion, including without limitation for special order goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

Equipment shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

Eurocurrency Reserve Requirements for any day, as applied to a LIBOR Loan, shall mean the aggregate (without duplication) of the maximum rates of reserve requirements (expressed as a decimal fraction) in effect with respect to the Agent and/or any present or future Lender or participant on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by the Agent and/or any such Lenders or participants (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

European Subsidiaries shall mean ViewSonic Europe Limited, ViewSonic SARL and ViewSonic Technology GMBH.

Event(s) of Default shall have the meaning provided for in Section 10 of this Financing Agreement.

Financing Agreement shall mean this Financing Agreement dated as of December 18, 2001 by and among the Company, the Agent and the Lenders party hereto from time to time, and all amendments, modifications and supplements hereto.

Fiscal Quarter shall mean, with respect to the Company, each three (3) month period ending on March 31, June 30, September 30, and December 31 of each Fiscal Year.

Fiscal Year shall mean each twelve (12) month period commencing on January 1 of each year and ending on the following December 31.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided that in the event the Company modifies its accounting principles and procedures as applied as of the Closing Date, the Company shall provide to the Agent and the Lenders such statements of reconciliation as shall be in form and substance acceptable to the Agent.

General Intangibles shall mean all present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, logos and any other designs or sources of business identities, (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) all applications with respect to the foregoing, (g) all right, title and interest in and to any and all extensions and renewals, (h) goodwill with respect to any of the foregoing, (i) any other forms of similar intellectual property, (j) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between the Company and any licensee of any of the Company’s General Intangibles.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.

Insurance Proceeds shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

Interest Expense shall mean the total interest obligations (paid or accrued) of the Company, determined in accordance with GAAP, on a consistent basis with the latest audited statements of the Company.

Interest Period shall mean:

(a)                                  with respect to any initial request by the Company for a LIBOR Loan, a one month, two month, three month or six month period commencing on the borrowing or conversion date with respect to a LIBOR Loan and ending one, two, three or six months thereafter, as applicable; and

(b)                                  thereafter with respect to any continuation of, or conversion to, a LIBOR Loan, at the option of the Company, any one month, two month, three month or six month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as applicable;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                    if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would extend such payment into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

(ii)                                any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

(iii)                            for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) The Chase Bank quotes an applicable rate or the Agent determines LIBOR, as provided in the definition of LIBOR, (y) the LIBOR determined by The Chase Bank or the Agent will adequately and fairly reflect the cost of maintaining or funding its loans bearing interest at LIBOR, for such Interest Period, and (z) such Interest Period will end on or before the earlier of Anniversary Date or the last day of the then current term of this Financing Agreement. If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Company shall continue to pay interest on the Obligations at the applicable per annum rate based upon the Chase Bank Rate.

In Transit Inventory shall mean that portion of the Company’s Inventory which the Agent shall not consider to be Eligible Inventory but which also satisfies the following additional requirements: (i) such Inventory is insured against loss, damage, hazards and risks and in amount satisfactory to Agent in its discretion and the benefits of the insurance have been assigned to Agent, (ii) Agent has received appropriate documentation evidencing title in such inventory and all other relevant shipping documents (such documents, at a minimum, to include clean negotiable on-board bills of lading issued by the relevant carrier naming Company, or at Agent’s request, Agent as consignee, together with a commercial invoice describing such Inventory and, if applicable, a Certificate of Inspection and Certificate of Origin, and any originals of such documents have been delivered to Agent upon Agent’s request (iii) Agent has received a Custom Broker’s Consent Agreement in form and substance acceptable to Agent and, if requested by Agent, a Freight Forwarder’s Consent Agreement in form and substance acceptable to Agent (iv) such Inventory has not yet arrived at a port in the United States, and (v) Agent has filed ail documents necessary to establish or maintain a first priority perfected security interest in such Inventory including, without limitation, financing statements in the jurisdictions in which the ports of entry of such Inventory in the United States are located.

Inventory shall mean all of the Company’s present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods and all proceeds thereof of whatever sort.

Inventory Loan Cap shall mean the lesser of (x) $25,000,000 and (y) sixty five percent (65%) of the Availability set forth in clause (a) in the definition of Borrowing Base.

Issuing Bank shall mean the bank issuing Letters of Credit for the Company.

Letters of Credit shall mean all letters of credit issued with the assistance of the Agent, on behalf of the Lenders, in accordance with Section 5 hereof by the Issuing Bank for or on behalf of the Company.

Letter of Credit Guaranty shall mean the guaranty delivered by the Agent, on behalf of the Lenders, to the Issuing Bank of the Company’s reimbursement obligations under the Issuing Bank’s reimbursement agreement, application for Letter of Credit or other like document.

Letter of Credit Guaranty Fee shall mean the fee the Agent, on behalf of the Lenders, may charge the Company under Paragraph 8.2 of Section 8 of this Financing Agreement for: (a)

issuing a Letter of Credit Guaranty, and/or (b) otherwise aiding the Company in obtaining Letters of Credit, all pursuant to Section 5 hereof.

Letter of Credit Sub-Line shall mean the commitment of the Lenders to assist the Company in obtaining Letters of Credit, pursuant to Section 5 hereof, in an aggregate amount of $10,000,000.

LIBOR shall mean, at any time of determination, and subject to availability, for each applicable Interest Period, a variable rate of interest equal to: (i) the applicable LIBOR offered rates published in the eastern edition of the Wall Street Journal under “Money Rates” on the day which is two (2) Business Days prior to the first day of such Interest Period, or if such rate is not published or available (ii) the LIBOR rate offered to Agent by the Chase Bank on the day which is two (2) Business Days prior to the first day of such Interest Period.

LIBOR Lending Office with respect to the Agent, shall mean the office of The Chase Bank, or any successor thereof, maintained at 270 Park Avenue, New York, NY 10017.

LIBOR Loan shall mean any loans made pursuant to this Financing Agreement which are made or maintained at a rate of interest based upon LIBOR, provided that (i) no Default or Event of Default has occurred hereunder, which has not been waived in writing by the Required Lenders, and (ii) no LIBOR Loan shall be made with an Interest Period that ends subsequent to an Anniversary Date or any applicable Early Termination Date.

Line of Credit shall mean the aggregate commitment of the Lenders to (a) make Revolving Loans pursuant to Section 3 of this Financing Agreement and (b) assist the Company in opening Letters of Credit pursuant to Section 5 of this Financing Agreement, in the aggregate amount equal to $50,000,000; provided that nothing herein shall be deemed to increase any Lenders commitment hereunder, and which commitment shall be set forth in the applicable schedules maintained by the Agent or the Assignment and Transfer Agreements executed by such Lender.

Line of Credit Fee shall:  (a) mean the fee due the Agent at the end of each month for the Line of Credit (based on $50,000,000), and (b) be determined by multiplying the difference between (i) the Revolving Line of Credit, and (ii) the sum, for said month, of (x) the average daily balance of Revolving Loans plus (y) the average daily balance of Letters of Credit outstanding for said month, by three eighths of one percent (.375%) per annum for the number of days in said month.

Loan Documents shall mean this Financing Agreement, the Revolving Credit Note, the Pledge Agreements, the Subordination Agreement, the other closing documents and any other ancillary loan and security agreements executed from time to time in connection with this Financing Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.

Obligations shall mean all loans, advances and extensions of credit made or to be made by the Agent and/or the Lenders to the Company pursuant to the Loan Documents, or to others for the Company’s account (including, without limitation, all Revolving Loans, Letter of Credit Guaranties; any and all indebtedness and obligations which may at any time be owing by the Company to the Agent and/or the Lenders pursuant to the Loan Documents, howsoever arising, whether now in existence or incurred by the Company from time to time hereafter; whether principal, interest, fees, costs, expenses or otherwise; whether secured by pledge, lien upon or security interest in any of the Company’s Collateral, assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Company is liable to the Agent and/or the Lenders for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to the Agent and/or the Lenders by the Company under any Loan Document; indebtedness or obligations incurred by, or imposed on, the Agent and/or the Lenders as a result of environmental claims arising out of the Company’s operations, premises or waste disposal practices or sites in accordance with paragraph 7.7 hereof the Company’s liability to the Agent and/or the Lenders as maker or endorser of any promissory note or other instrument for the payment of money; the Company’s liability to the Agent and/or the Lenders under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent and/or the Lenders may make or issue to others for the Company’s account, including any Letter of Credit Guaranty or other accommodation extended by CIT with respect to applications for Letters of Credit, the Agent’s and/or the Lenders’ acceptance of drafts or the Agent’s and/or the Lenders’ endorsement of notes or other instruments for the Company’s account and benefit pursuant to the Loan Documents.

Other Collateral shall mean all now owned and hereafter acquired lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; all cash and other monies and property in the possession or control of the Agent and/or any of the Lenders; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and all cash and non-cash proceeds of the foregoing.

Out-of-Pocket Expenses shall mean all of the Agent’s (and the Lenders upon the occurrence of an Event of Default which is not waived by the Required Lenders) present and future expenses incurred relative to this Financing Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to:  the cost of record searches, all costs and expenses incurred by the Agent in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges, any charges imposed on the Agent due to returned items and “insufficient funds” of deposited checks and the Agent’s standard fees relating thereto, any amounts paid by, incurred by or charged to, the Agent and/or the Lenders by the Issuing Bank under a Letter of Credit Guaranty or the Company’s reimbursement agreement, application for Letters of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and the Agent’s standard fees relating to the Letters of Credit and any drafts thereunder, travel, lodging and similar expenses of the Agent’s personnel in connection with inspecting and monitoring the Collateral from time to time hereunder, any reasonable counsel fees and disbursements, whether or not suit if filed and whether incurred before or after the initiation of a bankruptcy or insolvency proceeding by or against the Company, fees and taxes relative to the filing of financing statements, all expenses, costs and fees set forth in Paragraph 10.3 of Section 10 of this Financing Agreement.

Overadvance Rate shall mean a rate equal to one-half of one percent (1/2%) per annum in excess of the applicable contract rate of interest determined in accordance with Section 8, Paragraph 8.1(b) of this Financing Agreement.

Overadvances shall mean the amount by which (a) the sum of all outstanding Revolving Loans, Letters of Credit and advances made hereunder exceed (b) the Borrowing Base.

Patents shall mean all of the Company’s present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Company, and all income, royalties, cash and non-cash proceeds thereof.

Permitted Encumbrances shall mean:  (a) liens existing on the date hereof on specific items of Equipment and other liens expressly permitted, or consented to in writing by the Agent and/or the Required Lenders; (b) Purchase Money Liens; (c) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed $250,000.00 in the aggregate at any one time; (d) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Company in accordance with GAAP; (e) deposits made (and the liens thereon) in the ordinary course of business of the Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (f) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (A) do not materially interfere with the occupation, use or enjoyment by the Company of its business or property so encumbered and (B) in the reasonable business judgment of the Agent do not materially and adversely affect the value of such Real Estate; and (g) liens granted the Agent by the Company; (h) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $500,000.00 (other than liens bonded or insured to the reasonable satisfaction of the Agent); and (i) tax liens representing taxes not yet delinquent or which are being diligently contested in good faith by the Company by appropriate proceedings, and which liens are not (x) filed on any public records, (y) other than with respect to Real Estate, senior to the liens of the Agent or (z) for Taxes due the United States of America or any state thereof having similar priority statutes, as further set forth in paragraph 7.6 hereof.

Permitted Indebtedness shall mean:  (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) the Indebtedness secured by Purchase Money Liens; (c) Subordinated Debt;

(d) Indebtedness arising under the Letters of Credit and this Financing Agreement; (e) deferred Taxes and other expenses incurred in the ordinary course of business; (f) other unsecured Indebtedness in an amount not to exceed $1,000,000 and (g) Indebtedness existing on the date of execution of this Financing Agreement and listed in the most recent financial statement delivered to the Agent and the Lenders or otherwise disclosed to the Agent and the Lenders in writing prior to the Closing Date.

Pledge Agreement shall mean the pledge agreement required to be delivered pursuant to the terms of Section 2.l(m) of this Financing Agreement.

Promissory Notes shall mean the notes, in the form of Exhibit A attached hereto, delivered by the Company to the Agent repayable in accordance with the provisions of Section 3 of this Financing Agreement.

Purchase Money Liens shall mean liens on any item of Equipment acquired after the date of this Financing Agreement provided that (a) each such lien shall attach only to the property to be acquired, (b) a description of the Equipment so acquired is furnished to the Agent, and (c) the debt incurred in connection with such acquisitions shall not exceed, in the aggregate, $2,000,000 in any Fiscal Year.

Real Estate shall mean the Company’s fee and/or leasehold interests in the real property.

Required Lenders shall mean the Lenders holding aggregate commitments under this Financing Agreement in an amount of 51% or more.

Revolving Line of Credit shall mean the aggregate commitment of the Lenders to make loans and advances pursuant to Section 3 of this Financing Agreement and issue Letters of Credit Guaranties pursuant to Section 5 hereof to the Company, in the aggregate amount of $50,000,000, not to exceed the Line of Credit.

Revolving Loan Account shall mean the account on the Agent’s books, in the Company’s name, in which the Company will be charged with all Obligations under this Financing Agreement.

Revolving Loans shall mean the loans and advances made, from time to time, to or for the account of the Company by the Agent, on behalf of the Lenders, pursuant to Section 3 of this Financing Agreement.

Settlement Date shall mean the date, weekly, and more frequently, at the discretion of the Agent, upon the occurrence of an Event of Default or a continuing decline or increase of the Revolving Loans that the Agent and the Lenders shall settle amongst themselves so that (a) the Agent shall not have, as the Agent, any money at risk and (b) on such Settlement Date the Lenders shall have a pro rata amount of all outstanding Revolving Loans and Letters of Credit, provided that each Settlement Date for a Lender shall be a Business Day on which such Lender and its bank are open for business.

Subordinated Debt shall mean the debt due a Subordinating Creditor (and the note(s) evidencing such) which has been subordinated, by a Subordination Agreement, to the prior payment and satisfaction of the Obligations of the Company to the Agent and the Lenders (in form and substance satisfactory to the Agent and/or the Required Lenders).

Subordinating Creditor shall mean James Chu and any other party hereafter executing a Subordination Agreement.

Subordination Agreement shall mean the agreement (in form and substance satisfactory to the Agent) among the Company, a Subordinating Creditor and the Agent, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Company’s Obligations to the Agent and the Lenders (in form and substance satisfactory to the Agent).

Subsidiaries shall mean Advanced Digital Optics, Inc., ViewAire Corporation, VisionBank Corporation, ViewSonic Europe Limited, ViewSonic SARL, ViewSonic Technology GMBH, ViewSonic International Corporation, ViewSonic Japan KK, ViewSonic Cayman Islands, Ltd., ViewSonic Hong Kong, Ltd., ViewSonic Singapore PTE Ltd., ViewSonic China Ltd. and ViewSonic Corporation (Australia).

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Company with respect to its business, operations, Collateral or otherwise.

Total Assets shall mean total assets determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company.

Total Liabilities shall mean total liabilities determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of the Company.

Trade Accounts Receivable shall mean that portion of the Company’s Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Company’s business.

Trademarks shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time-to-time in the state of California.

Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

SECTION 2.                            Conditions Precedent

2.1                               The obligation of the Agent and the Lenders to make the initial loans hereunder is subject to the satisfaction of, extension of or waiver of (in writing), on or prior to, the Closing Date, the following conditions precedent:

(a)                                  Lien Searches - The Agent shall have received tax, judgment and Uniform Commercial Code searches satisfactory to the Agent for all locations presently occupied or used by the Company.

(b)                                  Casualty Insurance - The Company shall have delivered to the Agent evidence satisfactory to the Agent that casualty insurance policies listing the Agent as additional insured, loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Paragraph 7.5 of Section 7 of this Financing Agreement.

(c)                                  UCC Filings - Any financing statements required to be filed in order to create, in favor of the Agent, on behalf of the Lenders, a first perfected security interest in the Collateral, subject only to the Permitted Encumbrances, shall have been properly filed in each office in each jurisdiction required in order to create in favor of the Agent for the benefit of the Lenders a perfected lien on the Collateral. The Agent shall have received acknowledgment copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made) and the Agent shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.  Without limiting the foregoing, Agent, on behalf of Lender’s shall also have a first priority security interest in all venture capital investments of Company subject to release provisions if such investments are sold in accordance with the procedures set forth in Section 7.9(g).

(d)                                  Board Resolution - The Agent shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of (i) this Financing Agreement, (ii) and any related agreements, in each case certified by the Secretary or Assistant Secretary of the Company as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of the Company as to the incumbency and signature of the officers of the Company executing such Loan Documents and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(e)                                  Corporate Organization - The Agent shall have received (i) a copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the state of its incorporation, and (ii) a copy of the By-Laws of the Company certified by the Secretary or Assistant Secretary thereof, all as amended through the date hereof.

(f)                                    Officer’s Certificate - The Agent shall have received an executed Officer’s Certificate of the Company, satisfactory in form and substance to the Agent, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Closing Date; (ii) the Company is in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred.

(g)                                 Opinions - Counsel for the Company shall have delivered to the Agent on behalf of the Lenders opinions satisfactory to the Agent opining, inter alia and to the extent applicable, that, subject to the (i) filing, priority and remedies provisions of the Uniform Commercial Code, (ii) the provisions of the Bankruptcy Code, insolvency statutes or other like laws, (iii) the equity powers of a court of law and (iv) such other matters as may be agreed upon with the Agent: (x) this Financing Agreement and all other Loan Documents of the Company are (A) valid, binding and enforceable according to their terms, (B) are duly authorized, executed and delivered, and (C) do not violate any terms, provisions, representations or covenants in the charter or By-Laws of the Company or, to the best knowledge of such counsel, of any loan agreement, mortgage, deed of trust, note, security or pledge agreement, indenture or other contract to which the Company are signatories or by which the Company or their assets are bound. In addition, counsel to the Subordinating Creditor(s) shall have delivered an opinion satisfactory to the Agent that the Subordination Agreement(s) have been duly authorized, executed and delivered and constitute valid and binding agreements enforceable against such Subordinating Creditor(s) in accordance with the terms thereof.

(h)                                 Absence of Default - No Default or Event of Default shall have occurred and no material adverse change shall have occurred in the financial condition, business, prospects, profits, operations or assets of the Company or the Subsidiaries.

(i)                                    Legal Restraints/Litigation - As of the Closing Date, there shall be no: (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against the Company or its assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement; (y) injunction, writ or restraining order restraining or prohibiting the financing arrangements contemplated under this Financing Agreement; or (z) suit, action, investigation or proceeding (judicial or administrative) pending against the Company or its assets, which, in the opinion of the Agent, if adversely determined, could have a material adverse effect on the business, operation, assets, financial condition or Collateral of the Company.

(j)                                    Intentionally Deleted

(k)                                Subordination Agreement - The Subordinating Creditor shall have executed and delivered to the Agent, on behalf of the Lenders, a Subordination Agreement, in form and substance satisfactory to the Agent, subordinating the debt due the Subordinating Creditor by the Company to the prior payment and satisfaction of the Obligations of the Company to the Agent and the Lenders.

(l)                                    Cash Budget Projections - The Agent shall have received, reviewed and been satisfied with a twelve (12) month cash budget projection prepared by the Company on the form provided by the Agent.

(m)                              Pledge Agreement - The Company, as the case may be, shall (i) execute and deliver to the Agent, on behalf of the Lenders, a pledge and security agreement pledging to the Agent, on behalf of the Lenders, as additional collateral for the Obligations of the Company not less than one hundred percent of the stock of all domestic Subsidiaries and sixty five percent of the stock of all foreign Subsidiaries of the Company, (ii) execute and deliver to the Agent, on behalf of the Lenders, a pledge and security agreement pledging to the Agent, on behalf of the Lenders, as additional collateral for the Obligations of the Company not less than one hundred percent of the stock of all venture capital investments of the Company and (iii) deliver to the Agent, on behalf of the Lenders to the extent applicable, the stock certificates evidencing all such stock (other than Lightune Ltd., ViewSonic International Corporation and ViewSonic Cayman

Islands, Ltd. to be delivered in accordance with Section 7.15 below), together with duly executed stock powers (undated and in blank) with respect thereto, all in form and substance satisfactory to Agent.

(n)                                 Additional Documents - The Company shall have executed and delivered to the Agent all Loan Documents reasonably requested by the Agent to consummate the lending arrangement contemplated between the Company, the Agent and the Lenders.

(o)                                  Disbursement Authorization - The Company shall have delivered to the Agent all information necessary for the Agent and the Lenders to issue wire transfer instructions on behalf of the Company for the initial and subsequent loans and/or advances to be made under this Financing Agreement including, but not limited to, disbursement authorizations in form acceptable to the Agent.

(p)                                  Examination & Verification - The Agent and each of the Lenders shall have completed, to their respective satisfaction, an examination and verification of the Accounts, Inventory, financial statements, books and records of the Company which examination shall indicate that, after giving effect to all Revolving Loans, advances and extensions of credit to be made at closing, the Company shall have an opening additional Availability of at least $25,000,000, as evidenced by a Borrowing Base certificate in the form of Exhibit B hereto (the “Borrowing Base Certificate”) and delivered by the Company to the Agent as of the Closing Date, all as more fully required by the Agent Commitment Letter. It is understood that such requirement contemplates that all debts and obligations are current, and that all payables are being handled in the normal course of the Company’s business and consistent with its past practice.

(q)                                  Depository Accounts - The Company shall have established a system of lockbox and bank accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral as shall be acceptable to the Agent in all respects. Such accounts shall be subject to three party agreements (between the Company, the Agent and the depository bank), which shall be in form and substance satisfactory to the Agent.

(r)                                  Existing Revolving Credit Agreement - The Company’s existing credit agreement with Bank of America (the “Existing Lender”) shall be: (i) terminated; (ii) all loans and obligations of the Company thereunder shall be paid or satisfied in full, including through utilization of the proceeds of the initial Revolving Loans to be made under this Financing Agreement; and (iii) all liens or security interests in favor of the Existing Lender on the Collateral and otherwise in connection therewith shall be terminated and/or released upon such payment.

(s)                                  Intentionally Deleted

(t)                                    Appraisals - The Agent shall have received a satisfactory updated appraisal of the Company’s Inventory, which appraisal: (i) shall be by an appraiser acceptable to the Agent, and (ii) shall be in form and substance acceptable to Agent in its discretion.

(u)                                 Schedules - The Company or its counsel shall provide the Agent with schedules of: (a) any of the Company’s and its Subsidiaries (i) Trademarks, (ii) Patents, and (iii)

Copyrights, as applicable and all in such detail as to provide appropriate recording information with respect thereto, (b) any tradenames, (c) monthly rental payments for any leased premises or any other premises where any Collateral may be stored or processed, and (d) Permitted Liens, all of the foregoing in form and substance satisfactory to the Agent.

(v)                                   The Agent Commitment Letter/Fee Letter - The Company shall have fully complied, to the reasonable satisfaction of the Agent, with all of the terms and conditions of the Agent Commitment Letter and shall have executed and returned to Agent a fee letter in form and substance satisfactory to Agent.

(w)                                No Material Change - The Company shall not have suffered any material adverse change in its financial condition, business, prospects, profitability, assets or operations since September 30, 2001. It is understood and agreed that any adverse change in the terms, conditions, assumptions or projections supplied to Agent by Company and on which Agent based its decision to issue the Commitment Letter may, in Agent’s reasonable business judgment, be construed by Agent as a material adverse change.

(x)                                  Reference Checks - Agent shall have been satisfied with its reference checks of the Company’s ten largest customers and a reference and background check of Mr. James Chu.

Upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as otherwise set forth hereinabove or as the Company and the Agent shall otherwise agree in writing.

2.2                               Conditions to Each Extension of Credit.  Subject to the terms of this Financing Agreement, including without limitation the Agent’s rights pursuant to paragraph 10.2 of Section 10 hereof, the agreement of the Agent on behalf of the Lenders to make any extension of credit requested to be made by it to the Company on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)                                  Representations and Warranties - Each of the representations and warranties made by the Company in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)                                  No Default - No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

(c)                                  Borrowing Base - Except as may be otherwise agreed to from time to time by the Agent and the Company in writing, after giving effect to the extension of credit requested to be made by the Company on such date, the aggregate outstanding balance of the Revolving Loans and outstanding Letters of Credit owing by the Company will not exceed the lesser of (i) the Revolving Line of Credit or (ii) the Borrowing Base.

Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such loan or advance that each of the representations, warranties and covenants contained in the Financing Agreement have been satisfied and are true and correct, except as the Company and the Agent and/or the Required Lenders shall otherwise agree herein or in a separate writing.

SECTION 3.                            Revolving Loans

3.1                               (a)                                  The Agent and the Lenders agree, subject to the terms and conditions of this Financing Agreement, from time to time (but subject to the Agent’s and the Lenders’ right to make “Overadvances”), to make loans and advances to the Company on a revolving basis (i.e. subject to the limitations set forth herein, the Company may borrow, repay and reborrow Revolving Loans). Such requests for loans and advances shall be in amounts not to exceed the lesser of (a) the Availability or (b) the Revolving Line of Credit. All requests for loans and advances must be received by an officer of the Agent no later than (i) 1:00 p.m., New York time, of the Business Day on which any such Chase Bank Rate Loans and advances are required or (ii) three Business Days prior to any requested LLBOR Loan. Should the Agent for any reason honor requests for Overadvances, any such Overadvances shall be made in the Agent’s sole discretion and subject to any additional terms the Agent and/or the Required Lenders deem necessary.

(b)  (i)                Whenever the Company requests the Agent, on behalf of the Lenders, to make a Revolving Loan pursuant to this Section 3, it shall give the Agent notice in writing or irrevocable telephonic notice confirmed promptly in writing, specifying (A) the amount to be borrowed, and (B) the requested borrowing date (which shall be a business day and shall be prior to: the Anniversary Date, and if applicable, any Early Termination Date, or prior to any effective termination date of this Financing Agreement, all as further set forth herein), and (C) specify whether the requested Revolving Loan shall bear interest at the Chase Bank Rate or at the LIBOR, as further set forth herein. All requests for loans and advances must be received by an officer of the Agent no later than 1:00 P.M. New York time on any borrowing date. The procedure for Revolving Loans to be made on a requested borrowing date may be such other procedure as is mutually satisfactory to the Company, the Agent and/or the Lenders. The Agent shall make loans and advances to the Depository Account (as hereinafter defined) of the Company.

(ii)          Subject to paragraph 14.10 hereof, should the Agent, on behalf of the Lenders, for any reason honor requests for Overadvances, such Overadvance shall be made in the Agent’s sole discretion, subject to any additional terms the Agent and/or the Required Lenders deem necessary. Requests for loans and advances shall be made solely by the Company and shall be directed solely to the Agent.

(c)                                  The Agent shall on any Settlement Date, and upon notice given by the Agent no later than 2:00 P.M. New York time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan in an amount equal to such Lender’s Revolving Credit Commitment percentage (calculated with respect to the aggregate Revolving Credit Commitments then outstanding) of the aggregate amount of the Revolving Loans made by the Agent from the preceding Settlement Date to the date of such notice. Each Lender’s obligation to make the Revolving Loans referred to in subsection (a) and to make the settlements pursuant to this subsection (c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right which any such Lender or the Company may have against the Agent, the Company, any other Lender or any other person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Financing Agreement or any other loan document by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Without limiting the liability and obligation of each Lender to make such advances, the Company authorizes the Agent to charge the Company’s Revolving Loan Account with the Agent to the extent amounts received from the Lenders are not sufficient to repay in full the amount of any such deficiency.

(d)                                  The Company’s Revolving Loan Obligations hereunder shall be evidenced by the Promissory Note in the form of Exhibit A attached hereto.

3.2                               In furtherance of the continuing assignment and security interest in the Company’s Accounts and Inventory, the Company will, upon the creation of Accounts and purchase or acquisition of Inventory, execute and deliver to the Agent in such form and manner as the Agent may reasonably require, solely for the Agent’s convenience in maintaining records of Collateral, such confirmatory schedules of Accounts and Inventory as the Agent may reasonably request, including, without limitation, weekly schedules of Accounts and monthly schedules of Inventory, all in form and substance satisfactory to the Agent, and such other appropriate reports designating, identifying and describing the Accounts and Inventory as the Agent may reasonably request, and provided further that the Agent may request any such information more frequently, from time to time, upon its reasonable prior request. In addition, upon the Agent’s request, the Company shall provide the Agent with copies of agreements with, or purchase orders from, the Company’s customers, and copies of invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral as the Agent may reasonably require. Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Company hereby authorizes the Agent to regard the Company’s printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company’s authorized officers or agents.

3.3                               The Company hereby represents and warrants that: each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to its customers, made by the Company in the ordinary course of its business; the Inventory being sold, and the Trade Accounts Receivable created, are the exclusive property of the Company and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in the name of the Company; and the customers of the Company have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Company has complied with the notification requirements of Paragraph 3.5 of this Section 3. The Company confirms to the Agent that any and all Taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are its sole responsibility and that same will be paid by the Company when due, subject to Paragraph 7.6 of Section 7 of this Financing Agreement, and that none of said Taxes or fees represent a lien on or claim against the Accounts. The Company hereby further represents and warrants that it shall not acquire any Inventory on a consignment basis, nor commingle its Inventory with any of its customers or any other person, including pursuant to any bill and hold sale or otherwise, and that its Inventory is marketable to its customers in the ordinary course of business of the Company, except as it may otherwise report in writing to the Agent pursuant to Paragraph 3.5 hereof from time to time. The Company also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have an adverse effect on the business of the Company or the ability of the Company to enforce collection of Accounts due from customers residing in that state. The Company agrees to maintain such books and records regarding Accounts and Inventory as the Agent may reasonably require in accordance with GAAP. All of the books and records of the Company will be available to the Agent at normal business hours, including any records handled or maintained for the Company by any other company or entity.

3.4                               (a)                                  Until the Agent has advised the Company to the contrary after the occurrence of an Event of Default, the Company, at its expense, will enforce, collect and receive all amounts owing on the Accounts in the ordinary course of its business and any proceeds it so receives shall be subject to the terms hereof, and held on behalf of and in trust for the Agent on behalf of the Lenders. Such privilege shall terminate at the election of the Agent, upon the occurrence of an Event of Default, until such Event of Default is waived in writing by the Required Lenders or cured to the Agents and/or the Required Lenders satisfaction. Any checks, cash, credit card sales and receipts, notes or other instruments or property received by the Company with respect to any Collateral, including Accounts, shall be held by the Company in trust for the Agent, on behalf of the Lenders, separate from the Company’s own property and funds, and promptly turned over to the Agent with proper assignments or endorsements by deposit to the Depository Accounts. The Company shall:  (i) indicate on all of its invoices that funds should be delivered to and deposited in a Depository Account; (ii) direct all of its account debtors to deposit any and all proceeds of Collateral into the Depository Accounts; (iii) irrevocably authorize and direct any banks which maintain the Company’s initial receipt of cash, checks and other items to promptly wire transfer all available funds to a Depository Account; and (iv) advise all such banks of the Agent’s security interest in such funds. The Company shall provide the Agent with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Closing Date. All amounts received by the Agent in payment of Accounts will be credited to the Revolving Loan Account when the Agent is advised by its bank of its receipt of “collected funds” at the Agent’s bank account in New York, New York on the Business Day of such advise if advised no later than 1:00 p.m. EST or on the next succeeding Business Day if so advised after 1:00 PM EST.  However, the Company’s Revolving Loan Account will be charged monthly with the cost of one (1) additional Business Day on all such Collections (a “Collection Day”) at the interest rate (based upon the Chase Bank Rate) applicable to Revolving Loans. No checks, drafts or other instrument received by the Agent shall constitute final payment to the Agent and/or the Lenders unless and until such instruments have actually been collected.

(b)                                  The Company shall establish and maintain, in its name and at its expense, deposit accounts with such banks as are acceptable to the Agent (the “Lockbox Accounts”) into which the Company shall promptly cause to be deposited: (i) all proceeds of Collateral received by the Company, including all amounts payable to the Company from credit card issuers and credit card processors, and (ii) all amounts on deposit in deposit accounts used by the Company at each of its locations, all as further provided in Paragraph 3.4(a) above. The banks at which the Lockbox Accounts are established shall enter into an agreement, in form and substance satisfactory to the Agent (the “Lockbox Account Agreements”), providing that all cash, checks and items received or deposited in the Lockbox Accounts are the property of the Agent, that the depository bank has no lien upon, or right of set off against, the Lockbox Accounts and any cash, checks, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Lockbox Account Agreements, and that upon instruction from Agent, automatically, on a daily basis the depository bank will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Lockbox Accounts to such bank account as the Agent may from time to time designate for such purpose. In any month that the Company does not have outstanding loans under this Agreement, the Company may keep such funds in the Lockbox Account without an automatic transfer to Agent’s bank account; provided, however, that the Company shall pay a monthly float fee to Agent equal to $7,500 for each such month (and if the Company requests an advance hereunder in such month, the Company shall be charged (i) a pro rata portion of the $7,500 float fee for the portion of the month in which the Company did not borrow plus (ii) the Collection Days of interest charged in accordance with Section 3.4(a) above, and the Company shall not be entitled for that month to keep the funds in the lockbox). The Company hereby confirms and agrees that all amounts deposited in such Lockbox Accounts and any other funds received and collected by the Agent, whether as proceeds of Inventory or other Collateral or otherwise, shall be the property of the Agent.

3.5                               The Company agrees to notify the Agent: (a) of any matters affecting the value, enforceability or collectibility of any Account and of all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and of any adverse effect in the value of its Inventory, in its weekly and monthly collateral reports (as applicable) provided to the Agent hereunder, in such detail and format as the Agent may reasonably require from time to time; provided, that the Company shall only be required to notify the Agent of customer disputes to the extent the amount in dispute does not exceed $100,000 for any individual dispute and $250,000 in the aggregate provided further, that such amounts may be changed or eliminated by the Agent in its reasonable business judgment and (b) promptly of any such matters which are material, as a whole, to the Accounts and/or the Inventory. The Company agrees to issue credit memoranda promptly (with duplicates to the Agent upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances.  Upon the occurrence of an Event of Default (which is not waived in writing by the Required Lenders) and on notice from the Agent, the Company agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Company, marked with the Agent’s name (as secured party) and held by the Company for the Agent’s account.

3.6                               The Agent shall maintain a Revolving Loan Account on its books in which the Company will be charged with all loans and advances made by the Agent to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney’s fees which the Agent may incur in connection with the exercise by or for the Agent of any of the rights or powers herein conferred upon the Agent, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of the Agent in connection with this Financing Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing by the Company. The Company will be credited with all amounts received by the Agent and/or the Lenders from the Company or from others for the Company’s account, including, as above set forth, all amounts received by the Agent in payment of Accounts, and such amounts will be applied to payment of the Obligations as set forth herein. In no event shall prior recourse to any Accounts or other security granted to or by the Company be a prerequisite to the Agent’s right to demand payment of any Obligation. Further, it is understood that the Agent and/or the Lenders shall have no obligation whatsoever to perform in any respect any of the Company’s contracts or obligations relating to the Accounts.

3.7                               After the end of each month, the Agent shall promptly send the Company a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Agent and the Company during that month. The monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and the Agent unless the Agent receives a written statement of the exceptions within forty-five (45) days of the date of the monthly statement.

3.8                               In the event that any requested advance exceeds Availability or that (a) the sum of (i) the outstanding balance of Revolving Loans and (ii) outstanding balance of Letters of Credit exceeds (b)(x) the Borrowing Base or (y) the Revolving Line of Credit, any such nonconsensual Overadvance shall be due and payable to the Agent on behalf of the Lenders immediately upon the Agent’s demand therefor.

SECTION 4.                            (not applicable)

SECTION 5.                            Letters of Credit

In order to assist the Company in establishing or opening Letters of Credit with an Issuing Bank, the Company has requested the Agent, on behalf of the Lenders, to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending the Agent’s credit to the Company and the Agent has agreed to do so.  These arrangements shall be handled by the Agent subject to the terms and conditions set forth below.

5.1                               Within the Revolving Line of Credit and Availability, the Agent on behalf of the Lenders shall assist the Company in obtaining Letter(s) of Credit in an amount not to exceed the outstanding amount of the Letter of Credit Sub-Line. The Agent’s assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Agent’s sole discretion. It is understood that the tern, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the Issuing Bank and the Company, provided that Letters of Credit shall not be used for the purchase of domestic Inventory or to secure present or future debt of domestic Inventory suppliers. Any and all outstanding Letters of Credit shall be reserved dollar for dollar from Availability as an Availability Reserve.

5.2                               The Agent shall have the right, without notice to the Company, to charge the Company’s Revolving Loan Account with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent and/or the Lenders under the Letters of Credit Guaranty at the earlier of (a) payment by the Agent under the Letters of Credit Guaranty; or (b) the occurrence of an Event of Default which has not been waived in writing by the Required Lenders. Any amount charged to Company’s Revolving Loan Account shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Paragraph 8.1 of Section 8 of this Financing Agreement.

5.3                               The Company unconditionally indemnifies the Agent and the Lenders and holds the Agent and the Lenders harmless from any and all loss, claim or liability incurred by the Agent arising from any transactions or occurrences relating to Letters of Credit established or opened for the Company’s account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by any Issuing Bank (if the Issuing Bank is not a Lender), other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent and/or the Lenders under the Letters of Credit Guaranty. This indemnity shall survive termination of this Financing Agreement. The Company agrees that any charges incurred by the Agent and/or the Lenders for the Company account by the Issuing Bank shall be conclusive on the Agent and may be charged to the Company’s Revolving Loan Account.

5.4                               The Agent shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and the Company.

5.5                               The Company agrees that any action taken by the Agent and/or the Lenders, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the Letter of Credit Guarantees, the drafts or acceptances, or the Collateral, shall be binding on the Company and shall not result in any liability whatsoever of CIT to the Company. In furtherance thereof, during such time that any Default or Event of Default is continuing unless cured to the extent expressly permitted under this Agreement, the Agent shall have the full right and authority to:  (a) clear and resolve any questions of non-compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in the Agent’s sole name.

The Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any notice to or any consent from the Company. Notwithstanding any prior course of conduct or dealing with respect to the foregoing including amendments and non-compliance with documents and/or the Company’s instructions with respect thereto, the Agent may exercise its rights hereunder in its sole and reasonable judgment. In addition, without the Agent’s express consent and endorsement in writing, the Company agrees: (a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence of in Event of Default which is not cured within any applicable grace period, if any, or waived by the Agent, not to (i) clear and resolve any questions of non-compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.

5.6                               The Company agrees that:  (a) any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with; and (c) any certificates in that regard that the Agent may at any time request will be promptly furnished. In connection herewith, the Company warrants and represents that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Company assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Company’s risk, liability and responsibility.

5.7                               Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, the Agent on behalf of the Lenders shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Company to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent on behalf of the Lenders and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 6.                            Collateral

6.1                               As security for the prompt payment in full of all Obligations, the Company hereby pledges and grants to the Agent, on behalf of the Lenders, a continuing general lien upon, and security interest in, all of its:

(a)                                  Accounts;

(b)                                  Inventory;

(c)                                  General Intangibles;

(d)                                  Documents of Title;

(e)                                  Other Collateral;

(f)                                    Equipment;

(g)                                 Real Estate; and

(h)                                 Investment Property (as defined in the UCC).

6.2                               The security interests granted hereunder shall extend and attach to:

(a)                                  All Collateral which is owned by the Company or in which the Company has any interest, whether held by the Company or others for its account, and, if any Collateral is Equipment, whether the Company’s interest in such Equipment is as owner, finance lessee or conditional vendee;

(b)                                  All Equipment, whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

(c)                                  All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Agent or the Company from the Company’s customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Company, or to the sale, promotion or shipment thereof.

6.3                               The Company agrees to safeguard, protect and hold all Inventory for the Agent’s account and make no disposition thereof except in the ordinary course of its business of the Company, as herein provided. The Company represents and warrants that except for Inventory which is transferred in connection with inter-company sales (subject to Section 7.13), such as samples or demonstration models delivered to customers in exchange for products of the Company requiring repair or scrapped in accordance with the Company’s normal and customary business practices, all Inventory will be sold and shipped by the Company to its customers only in the ordinary course of the Company’s business, and then only on open account and on terms currently being extended by the Company to its customers, provided that, absent the prior written consent of the Agent, the Company shall not sell Inventory on a consignment basis nor retain any lien or security interest in any sold Inventory. The Inventory shall be appraised by Emerald Technology LLC or other appraiser chosen by Agent as frequently as Agent may request, provided, that so long as no Event of Default has occurred, no more than four (4) such appraisals per year shall be at the Company’s expense. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Trade Accounts Receivable, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. The Company hereby agrees to immediately forward any and all proceeds of Collateral to the Depository Account, and to hold any such proceeds (including any notes and instruments), in trust for the Agent, on behalf of the Lenders, pending delivery to the Agent. Irrespective of the Agent’s perfection status in any and all of the General Intangibles, including, without limitations, any Patents, Trademarks, Copyrights or licenses with respect thereto, the Company hereby irrevocably grants the Agent a royalty free license to sell, or otherwise dispose or transfer, in accordance with Paragraph 10.3 of Section 10 of this Financing Agreement, and the applicable terms hereof, of any of the Inventory upon the occurrence of an Event of Default which has not been waived in writing by the Agent.

6.4                               The Company agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. The Company also agrees to safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to the Agent’s security interest. Absent the Agent’s prior written consent, any sale, exchange or other disposition of any Equipment shall be made by the Company in the ordinary course of business and as set forth herein. The Company may, in the ordinary course of its business, sell, exchange or otherwise dispose of obsolete or surplus Equipment provided, however, that:  (a) the then value of the Equipment so disposed of in any Fiscal Year does not exceed $1,000,000 in the aggregate; and (b) the proceeds of any such sales or dispositions shall be held in trust by the Company for the Agent and shall be immediately delivered to the Agent by deposit to the Depository Account, except that the Company may retain and use such proceeds to purchase forthwith replacement Equipment which the Company determines in its reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold; provided, however, that the aforesaid right shall automatically cease upon the occurrence of a Default or an Event of Default which is not waived in writing by the Agent. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Accounts, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, the Agent and the Lenders shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

6.5                               The rights and security interests granted to the Agent and the Lenders hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the final payment in full to the Agent of all Obligations and the termination of this Financing Agreement. Any delay, or omission by the Agent to exercise any right hereunder shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by the Agent. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

6.6                               Notwithstanding the Agent’s security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, the Agent shall have the right in its sole discretion to determine which rights, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Agent’s and/or the Lenders’ rights hereunder.

6.7                               Any balances to the credit of the Company and any other property or assets of the Company in the possession or control of the Agent and/or the Lenders may be held by the Agent as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein, and any other lien or security interest the Agent and/or the Lenders may have in any other assets of the Company, shall secure payment and performance of all now existing and future Obligations. The Agent may, in its discretion, charge any or all of the Obligations to the Revolving Loan Account when due.

6.8                               The Company possesses all General Intangibles and rights thereto necessary to conduct its business as conducted as of the Closing Date and the Company shall maintain its rights in, and the value of, the foregoing in the ordinary course of its business, including, without limitation, by making timely payment with respect to any applicable licensed rights. The Company shall deliver to the Agent, and/or shall cause the appropriate party to deliver to the Agent, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of the Company as the Agent shall reasonably require to obtain valid first liens thereon. In furtherance of the foregoing, the Company shall provide timely notice to the Agent of any additional Patents, Trademarks, tradenames, service marks, Copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the Closing Date and the Company shall execute such documentation as the Agent may reasonably require to obtain and perfect its lien thereon. The Company hereby confirms that it shall deliver, or cause to be delivered, any pledged stock issued subsequent to the Closing Date to the Agent in accordance with the applicable terms of the Pledge Agreement and prior to such delivery, shall hold any such stock in trust for the Agent. The Company hereby irrevocably grants to the Agent a royalty-free, non-exclusive license in the General Intangibles, including tradenames, Trademarks, Copyrights, Patents, licenses, and any other proprietary and intellectual property rights and any and all right, title and interest in any of the foregoing, for the sole purpose, upon the occurrence of an Event of Default, of the right to: (i) advertise for sale and sell or transfer any Inventory bearing any of the General Intangibles, and (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of the General Intangibles, including use of the Equipment and Real Estate for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising Inventory, and apply the proceeds thereof to the Obligations hereunder, all as further set forth in this Financing Agreement and irrespective of the Agent’s lien and perfection in any General Intangibles.

SECTION 7.                            Representations, Warranties and Covenants

7.1                               The Company hereby warrants, represents and covenants that:  (a) the fair value of the Total Assets exceeds the book value of the Total Liabilities; (b) the Company is generally able to pay its debts as they become due and payable; and (c) the Company does not have unreasonably small capital to carry on its business as it is currently conducted absent extraordinary and unforeseen circumstances. The Company further warrants and represents that: (i) Schedule 1 hereto correctly and completely sets forth the Company’s (A) chief executive office, (B) Collateral locations, (C) tradenames, and (D) all the other information listed on said Schedule; (ii) except for the Permitted Encumbrances, after filing of financing statements in the applicable filing clerks office at the locations set forth in Schedule 1, this Financing Agreement creates a valid, perfected and first priority security interest in the Collateral and the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; (iii) except for the Permitted Encumbrances, the Company is, or will be, at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (iv) the Company will, at its expense, forever warrant and, at the Agent’s request, defend the same from any and all claims and demands of any other person other than a holder of a Permitted Encumbrance; (v) the Company will not grant, create or permit to exist, any lien upon, or security interest in, the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; and that the Equipment does not comprise a part of the Inventory of the Company; and (vi) the Equipment is and will only be used by the Company in its business and will not be held for sale or lease, or removed from its premises, or otherwise disposed of by the Company except as otherwise permitted in this Financing Agreement.

7.2                               The Company agrees to maintain books and records pertaining to the Collateral in accordance with GAAP and in such additional detail, form and scope as the Agent shall reasonably require. The Company agrees that the Agent or its agents, and any of the Lenders who may wish to accompany the Agent at their own cost expense, may enter upon the Company’s premises at any time during normal business hours, and from time to time in its reasonable business judgment, for the purpose of inspecting the Collateral and any and all records pertaining thereto. The Company agrees to afford the Agent thirty (30) days prior written notice of any change in the location of any Collateral, other than to locations, that as of the Closing Date, are known to the Agent and at which the Agent has filed financing statements and otherwise fully perfected its liens thereon. The Company is also to advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to the Agent therein.

7.3                               The Company agrees to: execute and deliver to the Agent, from time to time, solely for the Agent’s convenience in maintaining a record of the Collateral, such written statements, and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral. The Company’s failure, however, to promptly give the Agent such statements, or schedules shall not affect, diminish, modify or otherwise limit the Agent’s and/or the Lenders’ security interests in the Collateral.

7.4                               The Company agrees to comply with the requirements of all state and federal laws in order to grant to the Agent valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. The Agent is hereby authorized by the Company to file (including pursuant to the applicable terms of the UCC) from time to time any financing statements, continuations or amendments covering the Collateral whether or not the Company’s signature appears thereon. The Company hereby consents to and ratifies any and all execution and/or filing of financing statements on or prior to the Closing Date by the Agent. The Company agrees to do whatever the Agent may reasonably request, from time to time, by way of:  (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof (b) cooperating with the Agent’s agents and employees; (c) keeping Collateral records; (d) transferring proceeds of Collateral to the Agent’s possession; and (e) performing such further acts as the Agent and/or the Lenders may reasonably require in order to effect the purposes of this Financing Agreement.

7.5                               (a)                                  The Company agrees to maintain insurance on its Real Estate, Equipment and Inventory under such policies of insurance, including without limitation marine cargo insurance covering any loss associated with the In Transit Inventory, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent. All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, to be made payable to the Agent, on behalf of the Lenders, in case of loss, under a standard non-contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as the Agent may require to fully protect the Agent’s interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Agent, premium prepaid, with the loss payable endorsement in the Agent’s favor, and shall provide for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation. At the Company’s request, or if the Company fails to maintain such insurance, the Agent may arrange for such insurance, but at the Company’s expense and without any responsibility on the Agent’s part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing by the Required Lenders, the Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, have the sole right, and at its option, in the name of the Agent or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b)  (i)                In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory shall reduce, without prepayment penalty or premium so long as this Agreement is not terminated concurrently therewith, the Company’s Revolving Loan, then the balance of the Obligations. Upon the occurrence of a Default or Event of Default, such Insurance Proceeds may be applied to the Obligations in such order as the Agent may elect;

(ii)        In the event any part of the Company’s Real Estate or Equipment is damaged by fire or other casualty and the Insurance Proceeds for such damage or other casualty is less than or equal to $250,000, the Agent shall promptly apply such Proceeds to reduce, without prepayment penalty or premium so long as this Agreement is not terminated concurrently therewith, the Company’s outstanding balance in the Revolving Loan Account. Upon the occurrence of a Default or Event of Default, such Insurance Proceeds may be applied to the Obligations in such order as the Agent may elect;

(iii)    Absent the occurrence of an Event of Default (which has not been waived in writing by the Required Lenders), and provided that (x) the Company has sufficient business interruption insurance to replace the lost profits of any of the Company’s facilities, and (y) the Insurance Proceeds are in excess of $250,000, the Company may elect (by delivering written notice to the Agent) to replace, repair or restore such Real Estate or Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If the Company does not, or cannot, elect to use the Insurance Proceeds as set forth above, the Agent may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, apply the Insurance Proceeds to the payment of the Obligations in such manner and in such order as the Agent may reasonably elect; and

(iv)       If the Company elects to use the Insurance Proceeds for the repair, replacement or restoration of any Real Estate and/or Equipment, and there is then no Event of Default, (x) Insurance Proceeds for any loss in excess of $250,000 on Equipment and/or Real Estate will be applied to the reduction of the Revolving Loans and (y) the Agent may set up an Availability Reserve for an amount equal to said Insurance Proceeds. The Availability Reserve will be reduced dollar-for-dollar upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of Equipment and/or the Real Estate and disbursements in connection therewith. Prior to the commencement of any material restoration, repair or replacement of Real Estate, the Company shall provide the Agent with a restoration plan and a total budget certified by an independent third party experienced in construction costing. If there are insufficient Insurance Proceeds to cover the cost of restoration as so determined, the Company shall be responsible for the amount of any such insufficiency, prior to the commencement of restoration and shall demonstrate evidence of such before the reserve will be reduced. Completion of restoration shall be evidenced by a final, unqualified certification of the design architect employed, if any; an unconditional Certificate of Occupancy, if applicable; such other certification as may be required by law; or if none of the above is applicable, a written good faith determination of completion by the Company (herein collectively the “Completion”). Upon Completion, any remaining reserve as established hereunder will be automatically released.

(c)                                  In the event the Company fails to provide the Agent with timely evidence, acceptable to the Agent, of its maintenance of insurance coverage required pursuant to paragraph 7.5(a) above, the Agent may purchase, at the Company’s expense, insurance to protect the Agent’s interests in the Collateral. The insurance acquired by the Agent may, but need not, protect the Company’s interest in the Collateral, and therefore such insurance may not pay claims which the Company may have with respect to the Collateral or pay any claim which may be made against the Company in connection with the Collateral. In the event the Agent purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Company shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable Chase Bank Rate for Revolving Loans set forth in paragraph 8.1 of Section 8 hereof), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. The Agent may charge all of such premiums, fees, costs, interest and other charges to the Company’s Revolving Loan Account. The Company hereby acknowledges that the costs of the premiums of any insurance acquired by the Agent may exceed the costs of insurance which the Company may be able to purchase on its own. In the event that the Agent purchases such insurance, the Agent will notify the Company of said purchase within thirty (30) days of the date of such purchase. If, within thirty (30) days after the date of such notice, the Company provides the Agent with proof that the Company had the insurance coverage required pursuant to 7.5(a) above (in form and substance satisfactory to the Agent) as of the date on which the Agent purchased insurance and the Company continued at all times to have such insurance, then the Agent agrees to cancel the insurance purchased by the Agent and credit the Company’s Revolving Loan Account with the amount of all costs, interest and other charges associated with any insurance purchased by the Agent, including with any amounts previously charged to the Revolving Loan Account.

7.6                               The Company agrees to pay, when due, all Taxes, including sales taxes, assessments, claims and other charges lawfully levied or assessed upon the Company or the Collateral unless such Taxes are being diligently contested in good faith by the Company by appropriate proceedings and adequate reserves are established in accordance with GAAP. Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder (a) for Taxes due the United States of America, or (b) which in the Agent’s opinion might create a valid obligation having priority over the rights granted to the Agent herein (exclusive of Real Estate), such lien shall not be deemed to be a Permitted Encumbrance hereunder and the Company shall immediately pay such tax and remove the lien of record. If the Company fails to do so promptly, then at the Agent’s election, the Agent may (i) create an Availability Reserve in such amount as it may deem appropriate in its business judgment, or (ii) upon the occurrence of a Default or Event of Default, imminent risk of seizure, filing of any priority lien, forfeiture, or sale of the Collateral, pay Taxes on the Company’s behalf, and the amount thereof shall be an Obligation secured hereby and due on demand.

7.7                               The Company: (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the business or operations of the Company, provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Agent’s reasonable opinion, materially and adversely effect the Agent’s and/or the Lender’s rights or priority in the Collateral; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the Collateral, the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Company; and (c) shall not be deemed to have breached any provision of this Paragraph 7.7 if (i) the failure to comply with the requirements of this Paragraph 7.7 resulted from good faith error or innocent omission, (ii) the Company promptly commences and diligently pursues a cure of such breach, and (iii) such failure is cured within (30) days following the Company’s receipt of notice of such failure, or if such cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

7.8                               Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, unless the Agent shall have otherwise consented in writing, the Company will furnish to the Agent and each Lender:  (a) within ninety (90) days after the end of each Fiscal Year of the Company, an audited Consolidated Balance Sheet, with an unaudited Consolidating Balance Sheet prepared by the Company attached thereto, as at the close of such year, and statements of profit and loss, cash flow and reconciliation of surplus of the Company and all Subsidiaries of the Company on a consolidated basis for such year, audited by independent public accountants selected by the Company and reasonably satisfactory to the Agent together with statements of profit and loss, cash flow and reconciliation of surplus of the Company and all Subsidiaries of the Company on a consolidating basis for such year, prepared by the Company and reasonably satisfactory to the Agent; (b) within sixty (60) days after the end of each Fiscal Quarter (other than each Fiscal Quarter ending December 31) a Consolidated Balance Sheet and Consolidating Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Company and all Subsidiaries of the Company, certified by an authorized financial or accounting officer of the Company; (c) within thirty (30) days after the end of each month a Consolidated Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Company and all Subsidiaries for such period, certified by an authorized financial or accounting officer of the Company and upon request of Agent, a monthly projection on a prospective basis in form satisfactory to Agent; and (d) from time to time, such further information regarding the business affairs and financial condition of the Company and/or any Subsidiaries thereof as the Agent may reasonably request, including, without limitation (i) the accountant’s management practice letter, (ii) annual cash flow projections in form satisfactory to the Agent and (iii) together with such financial statements to be delivered in subsection (c) above, the summary of inward and outward of investments and inventory in the channel report. Each financial statement which the Company is required to submit hereunder must be accompanied by an officer’s certificate, signed by the President, Vice President, Chief Executive Officer, Chief Financial Officer, Controller, or Treasurer, pursuant to which any one such officer must certify that: (x) the financial statement(s) fairly and accurately represent(s) the Company’s financial condition at the end of the particular accounting period, as well as the Company’s operating results during such accounting period, subject to year-end audit adjustments; and (y) during the particular accounting period: (A) there has been no Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer’s certificate; (B) the Company has not received any notice of cancellation with respect to its property insurance policies; (C) the Company has not received any notice that could result in a material adverse effect on the value of the Collateral taken as a whole; and (D) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.

7.9                               Until termination of the Financing Agreement and payment and satisfaction of all Obligations hereunder, the Company agrees that, without the prior written consent of the Agent, except as otherwise herein provided, the Company will not:

(a)                                  Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Company’s Collateral or any other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

(b)                                  Incur or create any Indebtedness other than the Permitted Indebtedness;

(c)                                  Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by (x) Section 6.3 or 6.4 of this Financing Agreement or (y) by the Loan Documents or (ii) either all or substantially all of the Company’s assets, which do not constitute Collateral;

(d)                                  Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, or existence, reincorporate or reorganize, or enter into or engage in any operation or activity materially different from that presently being conducted by the Company, except that the Company may change its corporate name or address; provided that: (i) the Company shall give the Agent thirty (30) days prior written notice thereof and (ii) the Company shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by the Agent to confirm the continuation and preservation of all security interests and liens granted to the Agent hereunder;

(e)                                  Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(f)                                    Declare or pay any dividend or distributions of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding, except that the Company may declare and pay dividends or distributions on its capital stock in an amount sufficient to enable the Company to (i) redeem the capital stock owned by (x) retired, deceased or terminated officers of the Company or (y) shareholders of the Company, provided (x) the Company is contractually obligated to redeem such stock or the Company decides that such redemption would be in the best interest of the Company, (y) no Default has occurred and is continuing and no Event of Default has occurred unless, in the case of an Event of Default, such Event of Default has been cured to the extent expressly curable under the terms of this Agreement and (z) that in no event shall the aggregate amount of such cash dividends or redemptions under this clause (i) exceed $250,000 in the aggregate in any Fiscal Year; (ii) pay income or franchise Taxes of the Company due as a result of the filing of a consolidated, combined or unitary tax return in which the operations of the Company are included or (iii) redeem capital stock owned by Intel Corporation the Company’s Fiscal Years ending December 31, 2003 and December 31, 2004 only; provided (w) the Company is contractually obligated to redeem such stock, (x) no Default has occurred and is continuing and no Event of Default has occurred unless, in the case of an Event of Default, such Event of Default has been cured to the extent expressly curable under the terms of this Agreement, (y) in no event shall the aggregate amount of such redemptions under this clause (iii) exceed $7,500,000 for each such Fiscal Year and (2) both before and after giving effect to any such redemption, the Company shall have not less than $15,000,000 in excess Availability;

(g)                                 Make any advance or loan to, or any investment in, any firm, entity, person or corporation or purchase or acquire all or substantially all of the stock or assets of any entity, person or corporation; provided, that notwithstanding anything to the contrary herein, so long as no Event of Default has occurred (unless cured if expressly permitted by the terms herein) or will occur as a result of a payment permitted below, the Company may (i) utilize the net proceeds from permanent equity capital received by the Company subsequent to January 1, 2001 and the net proceeds (after taxes) from the sale of its venture capital investments (reduced by investments made or committed to by the Company as detailed in the Summary of Inward and Outward Investments dated as of December 31, 2000, a copy of which has been delivered to Agent) so long as (x) the Company has at least $10,000,000 in excess Availability immediately after the use of such proceeds, (y) all debts and obligations are current and that all payables are being handled in the normal course of the Company’s business and consistent with its past practice and (z) the proceeds are used for general business purposes, including, without limitation, venture capital investments (so long as such venture capital investments do not violate Regulation T, Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such board), and none of such proceeds are used to pay any principal on the Subordinated Debt; (ii) pay to Mr. James Chu regularly scheduled payments of interest only on the Subordinated Debt and (iii) make advances or loans to Viewsonic Europe Ltd. not to exceed $10,000,000 in the aggregate at any time outstanding and to Advanced Digital Optics, Inc. not to exceed $5,000,000 in the aggregate at any time outstanding;

(h)                                 Pay any management, consulting or other similar fees to any Affiliate of the Company except (i) to the extent any such fee shall be paid in the ordinary course of its business, pursuant to the reasonable requirements of the Company, and upon standard terms and conditions and fair and reasonable terms no less favorable to the Company than the Company could obtain in a comparable arms length transaction with an unrelated third party and (ii) such fees shall not exceed $2,500,000 in the aggregate for any fiscal year; or

(i)                                    Without the prior written consent of the Agent, the Company will not contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) in the aggregate amount in excess of $5,000,000 each Fiscal Year, beginning with the Fiscal Year ending December 31, 2002.

7.10                        If at any time after the Closing Date the Company shall fail to have at least $15,000,000 in excess Availability, to be measured on the last Business Day of each calendar week based on the average excess Availability for the five Business Days prior to and including such Business day (“Average Availability Test”), the Company shall be required to maintain minimum cumulative EBITDA of the amount set forth below for the period beginning on the Closing Date and ending on September 30, 2002, measured on a quarterly basis:

Period	EBITDA
Fiscal Quarter ended December 31, 2001	$3,800,000
Two Fiscal Quarters ended March 31, 2002	$7,500,000
Three Fiscal Quarters ended June 30, 2002	$11,300,000
Four Fiscal Quarters ended September 30, 2002	$15,000,000

After September 30, 2002 and until the termination of the Financing Agreement and payment and satisfaction in full of all Obligations hereunder, the Company shall maintain minimum EBITDA of at least $15,000,000 on a trailing four quarter basis and shall also maintain EBITDA of not less than zero on a trailing three month basis (“Trailing Three Month EBITDA Covenant”). If the Company at any time fails to achieve the Average Availability Test, the Company shall thereafter not be subject to further testing of the EBITDA covenants hereunder if for six consecutive weeks: (i) there is at all times excess Availability of at least $15,000,000, (ii) no Event of Default Exists, (iii) all debts and obligations are then current and (iv) all payables are being paid in the normal course of the Company’s business and consistent with past practice. The EBITDA covenants hereunder will be measured on a monthly basis based on the Company’s most recently issued (x) monthly financial statements in the case of the Trailing Three Month EBITDA Covenant and (y) quarter end financial statements in the case of the quarterly EBITDA covenant. With respect only to the Trailing Three Month EBITDA Covenant, EBITDA will be calculated to add back any write-downs for Inventory that have been reflected on the Borrowing Base Certificate delivered to the Agent by the Company during the three month period for which the Trailing Three Month EBITDA Covenant is being tested.

7.11                        The Company agrees to advise the Agent in writing of:  (a) all expenditures (actual or anticipated) in excess of $150,000.00 from the budgeted amount therefor in any Fiscal Year for (i) environmental clean-up, (ii) environmental compliance or (iii) environmental testing and the impact of said expenses on the Company’s working capital; and (b) any written notices the Company receives from any local, state or federal authority advising the Company of any environmental liability (real or potential) stemming from the Company’s operations, its premises, its waste disposal practices, or waste disposal sites used by the Company and to provide the Agent with copies of all such notices if so required.

7.12                        The Company hereby agrees to indemnify and hold harmless the Agent and its officers, directors, employees, attorneys and agents (each an “Indemnified Party”) from, and holds each of them harmless against, any and all losses, liabilities, obligations, claims, actions, damages, costs and expenses (including attorney’s fees) and any payments made by the Agent pursuant to any indemnity provided by the Agent with respect to or to which any Indemnified Party could be subject insofar as such losses, liabilities, obligations, claims, actions, damages, costs, fees or expenses with respect to the Loan Documents, including without limitation those which may arise from or relate to: (a) the Depository Account, the Lockbox Accounts, the lockbox and/or any other depository account and/or the agreements executed in connection therewith; (b) any and all claims or expenses asserted against the Agent as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate; or any claim or expense which results from the Company’s operations (including, but not limited to, the Company’s off-site disposal practices) and use of the Real Estate, which the Agent may sustain or incur (other than solely as a result of the physical actions of the Agent on the Company’s premises which are determined to constitute gross negligence or willful misconduct by a court of competent jurisdiction), all whether through the alleged or actual negligence of such person or otherwise, except and to the extent that the same results solely and directly from the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction and (c) any claim of Crutchfield as broker or otherwise arising from the lending transaction of Lenders to the Company. The Company hereby agrees that this indemnity shall survive termination of this Financing Agreement, as well as payments of Obligations which may be due hereunder. The Agent may, in its sole business judgment, establish such Availability Reserves with respect thereto as it may deem advisable under the circumstances and, upon any termination hereof, hold such reserves as cash reserves for any such contingent liabilities.

7.13                        Without the prior written consent of the Agent, the Company agrees that it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan, advance of cash or property, increase of accounts receivable due from or exchange of property with any Subsidiary or Affiliate of the Company, provided that, the Company may make (i) loans or advances permitted by Section 7.09(g) and (ii) except as otherwise set forth in this Financing Agreement and so long as no Default or Event of Default exists or will occur hereunder prior to and after giving effect to any such loan or transaction, the Company may enter into sale and service transactions in the ordinary course of its business, pursuant to the reasonable requirements of the Company, and upon standard terms and conditions and fair and reasonable terms no less favorable to the Company than the Company could obtain in a comparable arms length transaction with an unrelated third party, including the payment of intercompany receivables net of intercompany payables.

7.14                        The Company agrees to provide the Agent with all information relevant to evaluate its accruals or liability balances for Accrued Promotional Expenses and Warranty on a monthly basis or as more frequently should CIT so request, and, if such accruals or balances are reduced by more than ten percent (10%) from those indicated in the Borrowing Base Certificate delivered by the Company to CIT on the Closing Date, CIT in its reasonable business judgment may increase any reserves relating to such accruals or balances as set forth in the definition of Availability Reserve.

7.15                        The Company agrees to provide the Agent on behalf of the Lenders with (i) the stock certificates of Lightune Ltd., ViewSonic International Corporation and ViewSonic Cayman Islands, Ltd., together with duly executed stock powers (undated and in blank) with respect thereto, all in form and substance satisfactory to Agent, within 10 days after the Closing Date and (ii) do all things required by the Agent to (x) effectuate any necessary registration of the pledge of its stock in a foreign country, and (y) obtain control agreements with any securities intermediary holding the stock pledged to Agent on behalf of the Lenders, each fully executed and in a form satisfactory to Agent within 30 days after the Closing Date.

7.16                        If requested by Agent in its discretion, the Company agrees to provide the Agent on behalf of the Lenders with licensor’s consents in form and substance reasonably satisfactory to Agent from a person or entity licensing intellectual property to the Company within 60 days after the Closing Date.

7.17                        The Company agrees to provide the Agent on behalf of the Lenders with a warehouse agreement executed by GATX Logistics, Inc., in form and substance reasonably satisfactory to Agent, within 30 days after the Closing Date.

SECTION 8.                            Interest, Fees and Expenses

8.1                               (a)                                  Interest on the Revolving Loans shall be payable monthly as of the end of each month. Chase Bank Rate Loans shall accrue interest at a rate equal to the Chase Bank Rate plus three quarters of one percent (.75%) per annum on the average of the net balances owing by the Company to the Agent in the Revolving Loan Account at the close of each day during such month. In the event of any change in said Chase Bank Rate, the rate hereunder for Chase Bank Rate Loans shall change, as of the date of such change. The rate hereunder for Chase Bank Rate Loans shall be calculated based on a 360-day year. The Agent shall be entitled to charge the Company’s Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

(b)                                  Notwithstanding any provision to the contrary contained in this section 8, in the event that the sum of (i) the outstanding Revolving Loans and (ii) the outstanding Letters of Credit exceed the lesser of either (x) the maximum aggregate amount available under Sections 3 and 5 of this Financing Agreement or (y) the Revolving Line of Credit:  (A) as a result of Revolving Loans advanced by the Agent at the request of the Company (herein “Requested Overadvances”), for any one (1) or more days in any month, or (B) for any other reason whatsoever (herein “Other Overadvances”) and such Other Overadvances continue for five (5) or more days in any month , the average net balance of all Revolving Loans for such month shall bear interest at the Overadvance Rate.

(c)                                  Upon and after the occurrence of an Event of Default and the giving of any required notice by the Agent in accordance with the provisions of Section 10, Paragraph 10.2 hereof, all Obligations shall bear interest at the Default Rate of Interest.

The rate hereunder shall be calculated based on a 360 day year. The Agent shall be entitled to charge the Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

8.2                               In consideration of the Letter of Credit Guaranty of the Agent, the Company shall pay the Agent the Letter of Credit Guaranty Fee which shall be an amount equal to (a) two percent (2%) per annum on the face amount of each Letter of Credit outstanding, payable monthly.

8.3                               Any and all charges, fees, commissions, costs and expenses charged to the Agent for the Company’s account by any Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto will be charged to the Revolving Loan Account in full when charged to, or paid by the Agent, or as may be due upon any termination of this Financing Agreement hereof, and when made by any such Issuing Bank shall be conclusive on the Agent.

8.4                               The Company shall reimburse or pay the Agent, as the case may be, for:  (a) all Out-of-Pocket Expenses and (b) any applicable Documentation Fee.

8.5                               Upon the last Business Day of each month, commencing on December 31, 2001, the Company shall pay to the Agent (i) the Line of Credit Fee and (ii) interest on the Collection

Day. Interest will be computed at the rate, and in the manner, set forth in Paragraph 8.1 of this Financing Agreement.

8.6                               To induce the Agent to enter into this Financing Agreement and to extend to the Company the Revolving Loan and the Letters of Credit Guaranties, the Company shall pay to the Agent such fees as are referenced in a fee letter executed concurrently with the consummation of this financing transaction on the Closing Date or as otherwise provided in such fee letter.

8.7                               The Company shall pay the Agent’s standard charges and fees for the Agent’s personnel used by the Agent for reviewing the books and records of the Company and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to any administrative management fee and any Out-of- Pocket Expenses).

8.8                               The Company hereby authorizes the Agent to charge the Revolving Loan Account with the amount of all payments due hereunder as such payments become due. The Company confirms that any charges which the Agent may so make to the Revolving Loan Account as herein provided will be made as an accommodation to the Company and solely at the Agent’s discretion. Agent shall deliver written notice of such charges as part of Agent’s monthly account statement.

8.9                               In the event that the Agent or any participant hereunder (or any financial institution which may from time to time become a participant or lender hereunder) shall have determined in the exercise of its reasonable business judgment that, subsequent to the Closing Date, any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by the Agent or such participant with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Agent’s or such participant’s capital as a consequence of its obligations hereunder to a level below that which the Agent or such participant could have achieved but for such adoption, change or compliance (taking into consideration the Agent or such participant’s policies with respect to capital adequacy) by an amount reasonably deemed by the Agent or such participant to be material, then, from time to time, the Company shall pay no later than five (5) days following demand to the Agent or such participant such additional amount or amounts as will compensate the Agent’s or such participant’s for such reduction. In determining such amount or amounts, the Agent or such participant may use any reasonable averaging or attribution methods. The protection of this Paragraph 8.9 shall be available to the Agent or such participant regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of the Agent or such participant setting forth such amount or amounts as shall be necessary to compensate the Agent or such participant with respect to this Section 8 and the calculation thereof when delivered to the Company shall be conclusive on the Company absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event the Agent or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determines that the additional amounts paid by the Company in whole or in part exceed the amount which the Agent or such participant actually required to be made whole, the excess, if any, shall be returned to the Company by the Agent or such participant.

8.10                        In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by the Agent or such participant with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)                                  subject the Agent or such participant to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to the Agent or such participant of principal, fees, interest or any other amount payable hereunder or under any other documents (except for changes in the rate of tax on the overall net income of the Agent or such participant by the federal government or the jurisdiction in which it maintains its principal office);

(b)                                  impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by the Agent or such participant by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)                                  impose on the Agent or such participant any other condition with respect to this Financing Agreement or any other document, and the result of any of the foregoing is to increase the cost to the Agent or such participant of making, renewing or maintaining its loans hereunder by an amount that the Agent or such participant deems to be material in the exercise of its reasonable business judgment or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that the Agent or such participant deems to be material in the exercise of its reasonable business judgment, then, in any case the Company shall pay the Agent or such participant, within five (5) days following its demand, such additional cost or such reduction, as the case may be. The Agent or such participant shall certify the amount of such additional cost or reduced amount to the Company and the calculation thereof and such certification shall be conclusive upon the Company absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event the Agent or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determine that the additional amounts paid by the Company in whole or in part exceed the amount which the Agent or such participant actually required pursuant hereto, the excess, if any, shall be returned to the Company by the Agent or such participant.

8.11                        The Company may request LIBOR Loans on the following terms and conditions:

(a)                                  The Company may elect, subsequent to the Closing Date and from time to time thereafter (i) to request any loan made hereunder to be a LIBOR Loan as of the date of such loan or (ii) to convert Chase Bank Rate Loans to LIBOR Loans, and may elect from time to time to convert LIBOR Loans to Chase Bank Rate Loans by giving the Agent at least three (3) Business Days’ prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans to Chase Bank Rate Loans shall only be made, subject to the second following sentence, on the last day of an Interest Period with respect thereto. Should the Company elect to convert Chase Bank Rate Loans to LIBOR Loans, it shall give the Agent at least three Business Days’ prior irrevocable notice of such election. If the last day of an Interest Period with respect to a loan that is to be converted is not a Business Day or Working Day, then such conversion shall be made on the next succeeding Business Day or Working Day, as the case may be, and during the period from such last day of an Interest Period to such succeeding Business Day, as the case may be, such loan shall bear interest as if it were an Chase Bank Rate Loan. All or any part of outstanding Chase Bank Rate Loans then outstanding with respect to Revolving Loans may be converted to LIBOR Loans as provided herein, provided that partial conversions shall be in multiples in an aggregate principal amount of $1,000,000 or more. The Agent shall be entitled to charge the Company a $500 fee upon the first effective day of any such election for a LIBOR Loan.

(b)                                  Any LIBOR Loans may be continued as such upon the expiration of an Interest Period, provided the Company so notifies the Agent, at least three (3) Business Days’ prior to the expiration of said Interest Period, and provided further that no LIBOR Loan may be continued as such upon the occurrence of any Default or Event of Default under this Financing Agreement, but shall be automatically converted to a Chase Bank Rate Loan on the last day of the Interest Period during which occurred such Default or Event of Default. Absent such notification, LIBOR Loans shall convert to Chase Bank Rate Loans on the last day of the applicable Interest Period. Each notice of election, conversion or continuation furnished by the Company pursuant hereto shall specify whether such election, conversion or continuation is for a one, two, or three month period. Notwithstanding anything to the contrary contained herein, the Agent (or any participant, if applicable) shall not be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR market or source or otherwise “match fund” to fund LIBOR Loans, but any and all provisions hereof relating to LIBOR Loans shall be deemed to apply as if the Agent (and any participant, if applicable) had purchased such deposits to fund any LIBOR Loans.

(c)                                  The Company may request a LIBOR Loan, convert any Chase Bank Rate Loan or continue any LIBOR Loan provided there is then no Default or Event of Default in effect.

8.12                        (a)                                  The LIBOR Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the LIBOR determined for each Interest Period in accordance with the terms hereof plus:

(i)                                    3.25% with respect to Revolving Loans.

(b)                                  If all or a portion of the outstanding principal amount of the Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding amount, to the extent it is a LIBOR Loan, shall be converted to a Chase Bank Rate Loan at the end of the last Interest Period therefor.

(c)                                  The Company may not have more than three (3) LIBOR Loans outstanding at any given time.

8.13                        (a)                                  Interest in respect of the LIBOR Loans shall be calculated on the basis of a 360 day year and shall be payable as of the end of each month.

(b)                                  The Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations given by The Chase Bank and the computations used in determining any interest rate pursuant to the terms of this Financing Agreement.

8.14                        As further set forth in paragraph 8.11 above, in the event that the Agent (or any financial institution which may become a participant hereunder) shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable for any Interest Period with respect to: (a) a proposed loan that the Company has requested be made as a LIBOR Loan; (b) a LIBOR Loan that will result from the requested conversion of a Chase Bank Rate Loan into a LIBOR Loan; or (c) the continuation of LIBOR Loans beyond the expiration of the then current Interest Period with respect thereto, the Agent shall forthwith give written notice of such determination to the Company at least one day prior to, as the case may be, the requested borrowing date for such LIBOR Loan, the conversion date of such Chase Bank Rate Loan or the last day of such Interest Period. If such notice is given (i) any requested LIBOR Loan shall be made as a Chase Bank Rate Loan, (ii) any Chase Bank Rate Loan that was to have been converted to a LIBOR Loan shall be continued as a Chase Bank Rate Loan, and (iii) any outstanding LIBOR Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Chase Bank Rate Loan. Until such notice has been withdrawn by the Agent, no further LIBOR Loan shall be made nor shall the Company have the right to convert a Chase Bank Rate Loan to a LIBOR Loan.

8.15                        If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day or Working Day, the maturity thereof shall be extended to the next succeeding Business Day or Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day or Working Day.

8.16                        Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for the Agent to make or maintain LIBOR Loans as contemplated herein, the then outstanding LIBOR Loans, if any, shall be converted automatically to Chase Bank Rate Loans as of the end of such month, or within such earlier period as required by law. The Company hereby agrees promptly to pay the Agent, upon demand, any additional amounts necessary to compensate the Agent for any costs incurred by the Agent in making any conversion in accordance with this Section 8 including, but not limited to, any interest or fees payable by -the Agent to lenders of funds obtained by the Agent in order to make or maintain LIBOR Loans hereunder.

8.17                        The Company agrees to indemnify and to hold the Agent (including any participant) harmless from any loss or expense which the Agent or such participant may sustain or incur as a consequence of:  (a) Default by the Company in payment of the principal amount of or interest on any LIBOR Loans, as and when the same shall be due and payable in accordance with the terms of this Financing Agreement, including, but not limited to, any such loss or expense arising from interest or fees paid by the Agent or such participant to lenders of funds obtained by either of them in order to maintain the LIBOR Loans hereunder; (b) default by the

Company in making a borrowing or conversion after the Company has given a notice in accordance with Paragraph 8.11 of Section 8 hereof; (c) any prepayment of LIBOR Loans on a day which is not the last day of the Interest Period applicable thereto, including, without limitation, prepayments arising as a result of the application of the proceeds of Collateral to the Revolving Loans; and (d) default by the Company in making any prepayment after the Company had given notice to the Agent thereof. The determination by the Agent of the amount of any such loss or expense, when set forth in a written notice to the Company, containing the Agent’s calculations thereof in reasonable detail, shall be conclusive on the Company in the absence of manifest error. Calculation of all amounts payable under this paragraph with regard to LIBOR Loans shall be made as though the Agent had actually funded the LIBOR Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant interest period; provided, however, that the Agent may fund each of the LIBOR Loans in any manner the Agent sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this paragraph. In addition, notwithstanding anything to the contrary contained herein, the Agent shall apply all proceeds of Collateral and all other amounts received by it from or on behalf of the Company (i) initially to the Chase Bank Rate Loans and (ii) subsequently to LIBOR Loans; provided, however, (x) upon the occurrence of an Event of Default or (y) in the event the aggregate amount of outstanding LIBOR Loans exceeds Availability or the applicable maximum levels set forth therefor, the Agent may apply all such amounts received by it to the payment of Obligations in such manner and in such order as the Agent may elect in its reasonable business judgment. In the event that any such amounts are applied to Revolving Loans which are LIBOR Loans, such application shall be treated as a prepayment of such loans and the Agent shall be entitled to indemnification hereunder. This covenant shall survive termination of this Financing Agreement and payment of the outstanding Obligations.

8.18                        Notwithstanding anything to the contrary in this Agreement, in the event that, by reason of any Regulatory Change (for purposes hereof “Regulatory Change” shall mean, with respect to the Agent, any change after the date of this Financing Agreement in United States federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including the Agent of or under any United States federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), the Agent either (a) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Financing Agreement or a category of extensions of credit or other assets of the Agent which includes LIBOR Loans, or (b) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Agent so elects by notice to the Company, the obligation of the Agent to make or continue, or to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

8.19                        For purposes of this Financing Agreement and Section 8 thereof, any reference to the Agent shall include any financial institution which may become a participant or co-lender subsequent to the Closing Date.

8.20                        Notwithstanding anything to the contrary in this Section 8, the Chase Bank Rate Loans and the LIBOR Loans shall equal the following based on the pricing grid:

Upon Agent’s receipt of the audited Consolidated Balance Sheet and the Consolidating Balance Sheet for Fiscal Year ending 12/31/02, the applicable interest rate spread shall be adjusted according to the following pricing grid. Thereafter the interest rate spread shall be adjusted at the end of each Fiscal Quarter.

Interest Rate Pricing Grid
EBITDA*	Rate Branch Loans	LIBOR Loans
Less than or equal to $16,000,000	Chase Bank Rate plus 1.00%	LIBOR plus 3.50%

Greater than $16,000,000 and less than or equal to $18,000,000	Chase Bank Rate plus .75%	LIBOR plus 3.25%

Greater than $18,000,000 and less than $20,000,000	Chase Bank Rate plus .50%	LIBOR plus 3%

Greater than or equal to $20,000,000	Chase Bank Rate plus .25%	LIBOR plus 2.75%

*                 EBITDA will be measured on a trailing four Fiscal Quarters basis excluding the results of the Subsidiaries.

SECTION 9.                            Powers

The Company hereby constitutes the Agent, or any person or agent the Agent may designate, as its attorney-in-fact, at the Company’s cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all Obligations to the Agent have been paid in full:

(a)                                  To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

(b)                                  To receive, open and dispose of all mail addressed to the Company, other than mail which may contain privileged communications, including communications which are subject to the attorney-client privilege, and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

(c)                                  To request from customers indebted on Accounts at any time, in the name of the Agent information concerning the amounts owing on the Accounts;

(d)                                  To request from customers indebted on Accounts at any time, in the name of the Company, in the name of certified public accountant designated by the Agent or in the name of the Agent’s designee, information concerning the amounts owing on the Accounts;

(e)                                  To transmit to customers indebted on Accounts notice of the Agent’s interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the Company’s account; and

(f)                                    To take or bring, in the name of the Agent or the Company, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (c), (e) and (f) above may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by the Agent.

SECTION 10.                     Events of Default and Remedies

10.1                        Notwithstanding anything hereinabove to the contrary, the Agent may terminate this Financing Agreement immediately upon the occurrence of any of the following Events of Default:

(a)                                  cessation of the business of the Company or the calling of a meeting of the creditors of the Company for purposes of compromising the debts and obligations of the Company;

(b)                                  the failure of the Company to generally meet its debts as they mature;

(c)                                  (i) the commencement by the Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against the Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of the Company, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) Business Days and dismissed and vacated within forty five (45) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or the Company shall take action to authorize or effect any of the actions in any such proceeding; or (iii) the commencement (x) by the Company’s Subsidiaries, or any one of them, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any applicable state law, or (y) against the Company’s Subsidiaries, or any one of them, of any involuntary bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under applicable law, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed or vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or the Company’s Subsidiaries, or any one of them, shall take action to authorize or effect any of the actions in any such proceeding;

(d)                                  breach by the Company of any warranty, representation or covenant contained herein (other than those referred to in subparagraph e below) or in any other written agreement between the Company or the Agent, provided that such Default by the Company of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until such Default shall remain unremedied to the Agent’s satisfaction for a period of ten (10) Business Days from the date of such breach;

(e)                                  breach by the Company of any warranty, representation or covenant of Paragraphs 3.3 (other than the fourth sentence of Paragraph 3.3) and 3.4 of Section 3 hereof; Paragraphs 6.3 and 6.4 (other than the first sentence of Paragraph 6.4) of Section 6 hereof Paragraphs 7.1, 7.5, 7.6, and 7.8 through 7.14 hereof;

(f)                                    failure of the Company to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to the Revolving Loan Account on the due date thereof;

(g)                                 the Company shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) have any “accumulated funding deficiency” as defined in ERISA, (iii) have any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect to this subparagraph (h) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the reasonable opinion of the Agent, subject the Company to any tax, penalty or other liability material to the business, operations or financial condition of the Company;

(h)                                 without the prior written consent of the Agent and, except as permitted in the Subordination Agreement or this Financing Agreement, the Company shall (x) amend or modify the Subordinated Debt, (y) make any payment on account of the Subordinated Debt or (z) grant any lien or security interest in the Company’s assets to any Subordinating Creditor;

(i)                                    the occurrence of any default or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement evidencing (x) Subordinated Debt or (y) any other Indebtedness of the Company having a principal amount in excess of $500,000; or

(j)                                    (i) James Chu ceases for any reason whatsoever (other than as a result of death, disability or other incapacity) to be actively engaged in the management of the Company or (ii) James Chu, the spouse of James Chu, the issue of James Chu, revocable trusts established by or for the benefit of any of the foregoing persons and/or Affiliates of James Chu shall not own, in the aggregate, at least 51% of the issued and outstanding shares of common stock of the Company or (iii) the stock of any of the Subsidiaries of the Company is transferred.

(k)                                the occurrence of an event of default (after the expiration of any cure period expressly permitted thereunder) by any of the Company’s Subsidiaries under any lending agreement to which any of them are bound to the extent such lending agreement has an unpaid outstanding balance in excess of $250,000.

10.2                        Upon the occurrence of a Default and/or an Event of Default, the Agent in its sole discretion may, or upon the written direction of the Required Lenders the Agent shall, declare that, all loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Financing Agreement shall be thereafter in the Agent’s or the Required Lenders’ sole discretion, and the obligation of the Agent and/or the Lenders to make Revolving Loans, and open Letters of Credit and provide Letters of Credit Guaranties shall cease unless such Default or Event of Default is waived in writing by the Required Lenders or cured to the Agent’s or the Required Lenders’ satisfaction in the exercise of the Agent’s and the Lenders’ reasonable judgement. Upon the occurrence of an Event of Default, the Agent in its sole discretion may, or upon the written direction of the Required Lenders the Agent shall, declare that: (a) all Obligations shall become immediately due and payable; (b) the Agent may charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 of this Financing Agreement, provided that, with respect to this clause “(b)” the Agent has given the Company written notice of the Event of Default, provided further however, that no notice is required if the Event of Default is the Event listed in Paragraph 10.1(c) of this Section 10; and (c) the Agent may immediately terminate this Financing Agreement upon notice to the Company; provided, however, that upon the occurrence of an Event of Default listed in Paragraph 10.1(c) of this Section 10, this Financing Agreement shall automatically terminate and all Obligations shall become due and payable, without any action, declaration, notice or demand by the Agent. The exercise of any option is not exclusive of any other option, which may be exercised at any time by the Agent.

10.3                        Immediately upon the occurrence of any Event of Default, the Agent may, to the extent permitted by law:  (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or the Agent may use, at the Company’s expense, such of the Company’s personnel, supplies or space at the Company’s places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon, provided that (i) Agent shall not remove any of the foregoing items if Borrower shall provide copies of such items to Agent on a consensual basis, and (ii) in the event any such items are removed from any premises of the Company by Agent, Agent shall provide to representatives of the Company access to such items during regular business hours on reasonable prior notice; (b) bring suit, in the name of the Company or the Agent, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Company or the Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent’s sole option and discretion, and the Agent may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose the security interests in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Inventory, Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory and Equipment and/or Other Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Company or the Agent, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Agent shall deem appropriate and any such costs shall be deemed an Obligation hereunder. The Company agrees, at the request of the Agent, to assemble the Inventory and Equipment and to make it available to the Agent at premises of the Company or elsewhere and to make available to the Agent the premises and facilities of the Company for the purpose of the Agent’s taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys’ fees) shall be applied by the Agent to the payment of the Obligations, whether due or to become due, in such order as the Agent may elect, and the Company shall remain liable to the Agent for any deficiencies, and the Agent in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom.  The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The Company hereby indemnifies the Agent and holds the Agent harmless from any and all costs, expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on the Agent by reason of the exercise of any of its rights, remedies and interests hereunder, including, without limitation, from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by the Company, the Company as debtor-in-possession, any secured or unsecured creditors of the Company, any trustee or receiver in bankruptcy, or otherwise), and the Company hereby agrees to so indemnify and hold the Agent harmless, absent the Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full. In furtherance thereof the Agent, may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgment. Any applicable mortgage(s), deed(s) of trust or assignment(s) issued to the Agent on the Real Estate shall govern the rights and remedies of the Agent thereto.

SECTION 11.                     Termination

Except as otherwise permitted herein, the Agent may terminate this Financing Agreement only as of the initial or any subsequent Anniversary Date and then only by giving the Company at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing the Agent may terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Paragraph 10.1(c) of Section 10 of this Financing Agreement, this Financing Agreement shall terminate in accordance with paragraph 10.2 of Section 10. This Financing Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date. The Company may terminate this Financing Agreement at any time upon sixty (60) days’ prior written notice to the Agent. Upon any termination of this Financing Agreement on any Early Termination Date, the Company shall pay to the Agent immediately on demand an Early Termination Fee. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, the Agent may withhold any balances in the Company’s account (unless supplied with an indemnity satisfactory to the Agent) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations, including an amount of 110% of the face amount of any outstanding Letters of Credit with an expiry date on, or within thirty (30) days of the effective date of termination of this Financing Agreement; provided that if Agent shall hold cash collateral in the Agent’s account sufficient to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations, including an amount of at least 110% of all outstanding Letters of Credit, Agent shall release all other liens securing the Obligations regardless of whether all outstanding Letters of Credit have been returned, canceled or expired. Upon the return, cancellation or expiration of all such Letters of Credit, Agent shall return to the Company all funds held in the Agent’s account, provided that the Obligations have been paid and satisfied in full. All of the Agent’s rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

SECTION 12.                     Miscellaneous

12.1                        The Company hereby waives diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of the Agent or the Company to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

12.2                        This Financing Agreement and the Loan Documents executed and delivered in connection therewith constitute the entire agreement between the Company and the Agent; supersede any prior agreements; can be changed only by a writing signed by both the Company and the Agent; and shall bind and benefit the Company and the Agent and their respective successors and assigns.

12.3                        In no event shall the Company, upon demand by the Agent for payment of any Indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Agent shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Agent ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Company. This paragraph shall control every other provision hereof, the Loan Documents and of any other agreement made in connection herewith.

12.4                        If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

12.5                        THE COMPANY, THE LENDERS AND THE AGENT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE AGENT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES. IN THE EVENT OF AN ACTION TO ENFORCE THE TERMS OF THIS FINANCING AGREEMENT, THE PREVAILING PARTY SHALL BE ENTITLED TO REIMBURSEMENT OF ITS COSTS AND REASONABLE ATTORNEYS’ FEES.

12.6                        Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from the Company with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Company for purposes of this Financing Agreement, provided further that any such transmission shall not relieve the Company from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

(A)                              if to CIT, at:

The CIT Group/Business Credit, Inc.

300 South Grand Avenue, Third Floor

Los Angeles, California 90071

Attn:  Regional Credit Manager

Fax No.: 213/612-2566

(B)                                if to the Company, at:

381 Brea Canyon Road

Walnut, California 91789

Attn:  Chief Financial Officer

Fax No.: 909/869-7958

With a courtesy copy of any material notice to the Company’s counsel at:

Snell & Wilmer

1920 Main Street, Suite 1200

Irvine, California 92614

Attn:  Joseph Coleman Esq.

Fax No.: 949/955-2507

provided, however, that the failure of the Agent to provide the Company’s counsel with a copy of such notice shall not invalidate any notice given to the Company and shall not give the Company any rights, claims or defenses due to the failure of the Agent to provide such additional notice.

12.7                        THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

SECTION 13.                     Agreement Between the Lenders

13.1                        (a)                                  The Agent, for the account of the Lenders, shall disburse all loans and advances to the Company and shall handle all collections of Collateral and repayment of Obligations. It is understood that for purposes of advances to the Company and for purposes of this Section 13 the Agent is using the funds of the Agent.

(b)                                  Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Company that such Lender will not make the amount which would constitute its share of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error. If such Lender’s share of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Revolving Loans hereunder, on demand, from the Company without prejudice to any rights which the Agent may have against such Lender hereunder. Nothing contained in this subsection shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof. Nothing contained herein shall be deemed to obligate the Agent to make available to the Company the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its ratable portion thereof.

13.2                        On the Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have their proportionate share of all outstanding Obligations.

13.3                        The Agent shall forward to each Lender, at the end of each month, a copy of the account statement rendered by the Agent to the Company.

13.4                        The Agent shall, after receipt of any interest and fees earned under this Financing Agreement, promptly remit to the Lenders:  (a) their pro rata portion of all fees, provided, however, that the Lenders (other than CIT in its role as the Agent) shall (i) not share in any administrative management fee or Documentation Fees or the fees provided for in Section 8, Paragraph 8.12; and (ii) receive their share of any loan facility fee in accordance with their respective agreements with the Agent; and (b) interest computed at the rate and as provided for in Section 8 of this Financing Agreement on all outstanding amounts advanced by the Lenders on each Settlement Date, prior to adjustment, that are subsequent to the last remittance by the Agent to the Lenders of the Company’s interest.

13.5                        (a)                                  The Company acknowledge that the Lenders with the prior written consent of the Agent may sell participation in the loans and extensions of credit made and to be made to the Company hereunder. The Company further acknowledge that in doing so, the Lenders may grant to such participants certain rights which would require the participant’s consent to certain waivers, amendments and other actions with respect to the provisions of this Financing Agreement, provided that the consent of any such participant shall not be required except for matters requiring the consent of all Lenders hereunder as set forth in Section 14, Paragraph 14.10 hereof.

(b)                                  The Company authorize each Lender to disclose to any participant or purchasing lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Company and their Affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender’s credit evaluation of the Company and their Affiliates prior to entering into this Agreement, provided that such Transferee agrees to hold such information in confidence in the ordinary course of its business.

13.6                        The Company hereby agree that each Lender is solely responsible for its portion of the Line of Credit and that neither the Agent nor any Lender shall be responsible for, nor assume any obligations for the failure of any Lender to make available its portion of the Line of Credit. Further, should any Lender refuse to make available its portion of the Line of Credit, then the other Lender may, but without obligation to do so, increase, unilaterally, its portion of the Line of Credit in which event the Company is so obligated to that other Lender.

13.7                        In the event that the Agent, the Lenders or any one of them is sued or threatened with suit by the Company or any one of them, or by any receiver, trustee, creditor or any committee of creditors on account of any preference, voidable transfer or lender liability issue, alleged to have occurred or been received as a result of, or during the transactions contemplated under this Financing Agreement, then in such event any money paid in satisfaction or compromise of such suit, action, claim or demand and any expenses, costs and attorneys’ fees paid or incurred in connection therewith, whether by the Agent, the Lenders or any one of them, shall be shared proportionately by the Lenders. In addition, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Agent to effect collection or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Financing Agreement shall be shared proportionately between and among the Lenders to the extent not reimbursed by the Company or from the proceeds of Collateral. The provisions of this paragraph shall not apply to any suits, actions, proceedings or claims that (x) predate the date of this Financing Agreement or (y) are based on transactions, actions or omissions that predate the date of this Financing Agreement.

13.8                        Each of the Lenders agrees with each other Lender that any money or assets of the Company held or received by such Lender, no matter how or when received, shall be applied to the reduction of the Obligations (to the extent permitted hereunder) after (x) the occurrence of an Event of Default and (y) the election by the Required Lenders to accelerate the Obligations. In addition, the Company authorizes, and the Lenders shall have the right following an Event of Default, without notice, upon any amount becoming due and payable hereunder, to set-off and apply against any and all property held by, or in the possession of such Lender the Obligations due such Lenders.

13.9                        The Agent shall have the right at any time to assign to one or more commercial banks, commercial finance lenders or other financial institutions all or a portion of its rights and obligations under this Financing Agreement (including, without limitation, its obligations under the Line of Credit, the Revolving Loans and its rights and obligations with respect to Letters of Credit). Upon execution of an Assignment and Transfer Agreement (a copy of which shall be provided to the Company), (a) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of the Agent as the case may be hereunder and (b) the Agent shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Financing Agreement. The Company shall, if necessary, execute any documents reasonably required to effectuate the assignments. No other Lender may assign its interest in the loans and advances and extensions of credit hereunder without the prior written consent of the Agent. In the event that the Agent consents to any such assignment by any other Lenders (i) the amount being assigned shall in no event be less than the lesser of (x) $5,000,000 or (y) the entire interest of such Lender hereunder, (ii) such assignment shall be of a pro-rata portion of all of such assigning Lender’s loans and commitments hereunder and (iii) the parties to such assignment shall execute and deliver to the Agent an Assignment and Transfer Agreement, and, at the Agent’s election, a processing and recording fee of $1,000 payable by the Company to the Agent for its own account.

SECTION 14.                     Agency

14.1                        Each Lender hereby irrevocably designates and appoints CIT as the Agent for the Lenders under this Financing Agreement and any ancillary loan documents and irrevocably authorizes CIT as the Agent for such Lender, to take such action on its behalf under the provisions of this Financing Agreement and all ancillary documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Financing Agreement and all ancillary documents together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Financing Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Financing Agreement and the ancillary documents or otherwise exist against the Agent.

14.2                        The Agent may execute any of its duties under this Financing Agreement and all ancillary documents by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

14.3                        Neither the Agent nor any of its officers, directors, employees, agents, or attorneys-in-fact shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Financing Agreement and all ancillary documents (except for its or such person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Financing Agreement and all ancillary documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Financing Agreement and all ancillary documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Financing Agreement and all ancillary documents or for any failure of the Company to perform their obligations thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Financing Agreement and all ancillary documents or to inspect the properties, books or records of the Company.

14.4                        The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Financing Agreement and all ancillary documents unless it shall first receive such advice or concurrence of the Lenders, or the Required Lenders, as the case may be, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement and all ancillary documents in accordance with a request of the Lenders, or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

14.5                        The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Lender or the Company describing such Default or Event of Default. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders, or Required Lenders, as the case may be; provided that unless and until the Agent shall have received such direction, the Agent may in the interim (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or

Event of Default as it shall deem advisable and in the best interests of the Lenders. In the event the Agent in its sole discretion, or at the request of the Required Lenders, continues to make Revolving Loans and advances under this Financing Agreement upon the occurrence of a Default or Event of Default, any such Revolving Loans and advances may be in such amounts (subject to Paragraph 14.10 hereof) and on such additional terms and conditions as the Agent or the Required Lenders may deem appropriate.

14.6                        Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to enter into this Financing Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Financing Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition or creditworthiness of the Company. The Agent, however, shall provide the Lenders with copies of all financial statements, projections and business plans which come into the possession of the Agent or any of its officers, employees, agents or attorneys-in-fact.

14.7                        (a)                                  The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including, without limitation, all Out-of- Pocket Expenses) of any kind whatsoever (including negligence on the part of the Agent) which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Financing Agreement or any ancillary documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct. The agreements in this paragraph shall survive the payment of the Obligations.

(b)                                  The Agent will use its reasonable business judgment in handling the collection of the Accounts, enforcement of its rights hereunder and realization upon the Collateral but shall not be liable to the Lenders for any action taken or omitted to be taken in good faith or on the written advice of counsel. The Lenders expressly release the Agent from any and all liability and responsibility (express or implied), for any loss, depreciation of or delay in collecting or failing to realize on any Collateral, the Obligations or any guaranties therefor and for any mistake, omission or error in judgment in passing upon or accepting any Collateral or in making (or in failing to make) examinations or audits or for granting indulgences or extensions to the Company, any account debtor or any guarantor, other than resulting from the Agent’s gross negligence or willful misconduct.

14.8                        The Agent may make loans to, and generally engage in any kind of business with the Company as though the Agent were not the Agent hereunder. With respect to its loans made or renewed by it or loan obligations hereunder as Lender, the Agent shall have the same rights and powers, duties and liabilities under this Financing Agreement as any Lender and may exercise the same as though it was not the Agent and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

14.9                        The Agent may resign as the Agent upon 30 days’ notice to the Lenders and such resignation shall be effective upon the appointment of a successor Agent. If the Agent shall resign as Agent, then the Lenders shall appoint a successor Agent for the Lenders whereupon such successor Agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Financing Agreement. After any retiring Agent’s resignation hereunder as the Agent the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

14.10                 Notwithstanding anything contained in this Financing Agreement to the contrary, the Agent will not, without the prior written consent of all Lenders: (a) amend the Financing Agreement to (i) increase the Line of Credit; (ii) reduce the interest rates; (iii) reduce or waive (x) any fees in which the Lenders share hereunder, or (y) the repayment of any Obligations due the Lenders; (iv) extend the maturity of the Obligations; or (v) alter or amend (x) this Paragraph 14.10 or (y) the definitions of Eligible Accounts Receivable, Eligible Inventory, Inventory Loan Cap, Collateral or Required Lenders, or (vi) increase the advance percentages against Eligible Accounts Receivable or Eligible Inventory or alter or amend the Agent’s criteria for determining compliance with such definitions of Eligible Accounts Receivable and/or Eligible Inventory if the effect thereof is to increase Availability; (b) except as otherwise required in this Financing Agreement, release any guaranty or Collateral in excess of $1,000,000 during any year, or (c) knowingly make any Revolving Loan or assist in opening any Letter of Credit hereunder if after giving effect thereto the total of Revolving Loans and Letters of Credit hereunder for the Company would exceed one hundred and ten percent (110%) of the maximum amount available under this Financing Agreement (the portion in excess of 100% of such maximum available amount shall be referred to herein as the “Agent Permitted Overadvances”), provided that the Agent shall not be entitled to continue to knowingly make such Agent Permitted Overadvances for a period in excess of ninety (90) days without the Lenders’ consent, and provided further that the foregoing limitations shall not prohibit or restrict advances by the Agent to preserve and protect Collateral. Subject to the provisions of Section 12, Paragraph 12.2 and the provisions of this Paragraph 14.10 of Section 14 of this Financing Agreement, in all other respects the Agent is authorized by each of the Lenders to take such actions or fail to take such actions under this Financing Agreement if the Agent, in its reasonable discretion, deems such to be advisable and in the best interest of the Lenders. Notwithstanding any provision to the contrary contained in this Financing Agreement (including the provisions of Section 12, Paragraph 12.2 and Section 14, Paragraph 14.10 hereof) the Agent is authorized to take such actions or fail to take such actions in connection with (a) the exercise of (i) any and all rights and remedies under this Financing Agreement (including but not limited to the exercise of rights and remedies under Section 10, Paragraph 10.2 of this Financing Agreement) and (ii) its discretion in (x) determining compliance with the eligibility requirements of Eligible Accounts Receivable and/or Eligible Inventory and establishing reserves against Availability in connection therewith and/or (y) the making of Agent Permitted Overadvances, and/or (b) the release of Collateral not to exceed $500,000 in the aggregate during any Fiscal Year, and/or (c) curing any ambiguity, defect or inconsistency in the terms of this Financing Agreement; provided that the Agent, in its reasonable discretion, deems such to be advisable and in the best interests of the Lenders. In the event the Agent terminates this Financing Agreement pursuant to the terms hereof, the Agent will cease making any loans or advances upon the effective date of termination except for any loans or advances which the Agent deems, in its sole discretion, are reasonably required to maintain, protect or realize upon the Collateral.

14.11                 In the event any Lender’s consent is required pursuant to the provisions of this Financing Agreement and such Lender does not respond to any request by the Agent for such consent within 10 days after such request is made to such Lender such failure to respond shall be deemed a consent. In addition, in the event that any Lender declines to give its consent to any such request, it is hereby mutually agreed that the Agent and/or any other Lender shall have the right (but not the obligation) to purchase such Lender’s share of the Loans for the full amount thereof together with accrued interest thereon to the date of such purchase.

14.12                 Each Lender agrees that notwithstanding the provisions of Section 11 of this Financing Agreement any Lender may terminate this Financing Agreement and the Line of Credit only as of the initial or any subsequent Anniversary Date and then only by giving the Agent 90 days prior written notice thereof. Within 30 days after receipt of any such termination notice, the Agent shall, at its option, either (i) give notice of termination to the Company hereunder or (ii) purchase, or arrange for the purchase of, the Lender’s share of the Obligations hereunder for the full amount thereof plus accrued interest thereon. Unless so terminated this Financing Agreement and the Line of Credit shall be automatically extended from Anniversary Date to Anniversary Date. Termination of this Financing Agreement by any of the Lenders as herein provided shall not affect the Lenders’ respective rights and obligations under this Financing Agreement incurred prior to the effective date of termination as set forth in the preceding sentence.

14.13                 If the Agent is required at any time to return to the Company or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Company to the Agent as result of a bankruptcy or similar proceeding with respect to the Company, any guarantor or any other person or entity or otherwise, then each Lender shall, on demand of the Agent, forthwith return to the Agent its ratable share of any such payments made to such Lender by the Agent, together with its ratable share of interest and/or penalties, if any, payable by the Lenders; this provision shall survive the termination of this Financing Agreement.

14.14                 The Lenders agree to maintain the confidentiality of any non-public information provided by the Company to them, in the ordinary course of their business, provided that the foregoing confidentiality provision shall terminate one (1) year after the termination date of this Financing Agreement, and provided further that any such Lenders may disclose such information

(i) to any applicable bank regulatory and auditor personnel and (ii) upon the advise of their counsel.

IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be effective, executed, accepted and delivered at Los Angeles, California by their proper and duly authorized officers as of the date set forth above.

VIEWSONIC CORPORATION		THE CIT GROUP/BUSINESS CREDIT, INC. (as Agent and Lender)

By:	/s/ James A. Morlan	By:	/s/ Kelly Wu
Title: CFO		Title: Vice President